Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FIRST AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of December 14, 2018

Between:

GUILD MORTGAGE COMPANY, as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

1.	Applicability

From time to time before the Termination Date, the parties hereto (the “Parties”) may enter into transactions in which Guild Mortgage Company (“Seller”) agrees to transfer to JPMorgan Chase Bank, N.A. (together with its successors and assigns, “Buyer”) Mortgage Loans (including their Servicing Rights, defined below) on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller those Mortgage Loans (including their Servicing Rights) on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to in this Agreement as a “Transaction” and shall be governed by this Agreement. Buyer shall have no obligation to enter into any Transaction on or after the Termination Date.

2.	Definitions; Interpretation

(a)        Definitions. As used in this Agreement and (unless otherwise defined differently therein) in each other Transaction Document, the following terms have these respective meanings.

“1934 Act” is defined in Section 28(a).

“Accounts” means, collectively, the Cash Pledge Account, the Funding Account and the Operating Account, each of which is a deposit account held at Financial Institution, all interest accrued on, additions to and proceeds of such deposit accounts and all deposits, payment intangibles, financial assets and other obligations of Financial Institution credited to or comprising a part of such deposit accounts, whether they are demand deposit accounts, or certificated or book entry certificates of deposit (whether negotiable or non-negotiable), investment time deposits, savings accounts, money market accounts, transaction accounts, time deposits, negotiable order of withdrawal accounts, share draft accounts and whether they are evidenced or represented by instruments, general intangibles, payment intangibles, chattel paper or otherwise, and all funds held in or represented by any of the foregoing, and any successor accounts howsoever styled or numbered and all deposit accounts established in renewal, extension or increase or decrease of, or replacement or substitution for, any of the foregoing; and all promissory notes, checks, cash, certificates of deposit, passbooks, deposit receipts, instruments, certificates and other records from time to time representing or evidencing the deposit accounts described above and any supporting obligations relating to any of the foregoing property.

“Act of Insolvency” means with respect to any Person (a) the commencement by that Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or a request by that Person for the appointment of a receiver, trustee, custodian or similar official for that Person or any substantial part of its property; (b) the commencement of any such case or proceeding against that Person, or another’s seeking such appointment, or the filing against that Person of an application for a protective decree that (i) is consented to or not timely contested by that Person, or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having similar effect, or (iii) is not dismissed within [***]; (c) the making by that Person of a general assignment for the benefit of creditors; (d) the admission in writing by that Person that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due; or (e) the board of directors, managers, members or partners, as the case may be, of that Person taking any action in furtherance of any of the foregoing.

“Additional Purchased Mortgage Loans” means Mortgage Loans provided by Seller to Buyer pursuant to
Section 4(a).

“Adjusted LIBO Rate” is defined in the Side Letter.

“Adjusted Tangible Net Worth” means, with respect to Seller and its Subsidiaries on a consolidated basis on any day, an amount equal to:

(i)        the Tangible Net Worth of Seller and its Subsidiaries on a consolidated basis on that day;

plus

(ii) the lesser of (x) [***] of the Outstanding Principal Balances of all Mortgage Loans for which Seller and its Subsidiaries own the Servicing Rights and (y) the capitalized value of Seller’s and its Subsidiaries’ Servicing Rights on that day;

plus	(iii) the then unpaid principal amount of all Qualified Subordinated Debt of Seller and its Subsidiaries;

minus	(iv) the book value of Mortgage Loans held by Seller and its Subsidiaries for investment purposes net of their reserves against Mortgage Loan investment losses on that day;

plus

(v) the lesser of (x) the amount subtracted pursuant to clause (iv) immediately above and (y) [***] of the sum of the Outstanding Principal Balances of Mortgage Loans then held by Seller and its Subsidiaries for investment purposes;

minus	(vi) [***] of the book value of REO Property held by Seller and its Subsidiaries net of their reserves against REO Property losses on that day;

minus	(vii) [***] of the book value of other illiquid investments held by Seller and its Subsidiaries net of their reserves against other illiquid investments on that day.

“Affiliate” means, as to a specified Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) that is a director, manager, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person; (c) that, directly or indirectly through one or more intermediaries, is the beneficial owner of [***] or more of any class of equity securities of the specified Person or (d) of which the specified Person is directly or indirectly the owner of [***] or more of any class of equity securities (or equivalent equity interests). For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling”, “controlled by” and “under common control with” have meanings correlative to the meaning of “control”.

“Aged Loan” means, on any day, a Purchased Mortgage Loan that is not a Jumbo Loan and whose Purchase Date was more than [***] but not more than [***] before that day.

“Agency” (and, with respect to two or more of the following, “Agencies”) means FHA, Fannie Mae, Ginnie Mae, Freddie Mac, RHS or VA.

“Agency Guidelines” means those requirements, standards, policies, procedures and other guidance documents governing the Agencies’ respective standards and requirements for their purchase or guaranty of residential mortgage loans, as issued or adopted by the Agencies from time to time.

“Aggregate Purchase Price” means, at any time, the sum of the outstanding balances of the Purchase Prices paid by Buyer for all Purchased Mortgage Loans that are subject to outstanding Transactions.

“Agreement” means this First Amended and Restated Master Repurchase Agreement (including all supplemental terms and conditions contained in its Exhibits and Schedules and the Side Letter), as supplemented, amended or restated from time to time.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Seller or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means federal, state and local anti-money laundering laws, orders and regulations, including the USA Patriot Act of 2001, the Bank Secrecy Act, OFAC regulations and applicable Executive Orders.

“Appraised Value Alternative” means with respect to (i) refinanced Mortgage Loans underwritten with the use of the Fannie Mae direct underwriting system with respect to which a property inspection waiver has been issued, (ii) Fannie Mae “DU Refi” Mortgage Loans and (iii) Freddie Mac “Open Access” Mortgage Loans, the value entered by Seller into Fannie Mae’s Desktop Underwriter or Freddie Mac’s Loan Prospector system, as applicable. In the case of FHA streamlined Mortgage Loans, “Appraised Value Alternative” means the appraised value reported in the FHA Connection system for the Mortgagor’s previous loan that is being refinanced by the subject Loan.

“Approved Correspondent” means a third party Mortgage Loan originator with which Seller currently has a written correspondent loan purchase agreement and that is either (i) an entity listed on Schedule IV, as such schedule is updated from time to time by Buyer, in its sole discretion, with written notice to Seller, or (ii) an entity that is acceptable to Buyer, as indicated by Buyer to Seller in writing, for purposes of determining eligibility for purchases from Seller of Mortgage Loans that such correspondent originates.

“Approved DU Jumbo Takeout Investor” means an Approved Takeout Investor that has been specifically approved in writing by Buyer for purchases of DU Jumbo Loans.

“Approved Jumbo Takeout Investor” means an Approved Takeout Investor that has been approved in writing by Buyer for purchases of Jumbo Loans.

“Approved Takeout Investor” means any of (i) Fannie Mae, Freddie Mac and the other entities listed on Schedule I, as such schedule is updated from time to time by Buyer, in its sole discretion, with written notice to Seller; (ii) CL, or (iii) an entity that is acceptable to Buyer, as indicated by Buyer to Seller in writing; provided that, notwithstanding the foregoing, any entity described in the foregoing clauses (i) through (iii) that fails to perform any of its obligations under its Takeout Agreement shall cease to be an Approved Takeout Investor automatically upon such failure.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the transfer of the Mortgage to the party indicated therein.

“Authorized Signers” means each of the officers of Seller listed on Schedule II or otherwise designated by the officer of Seller who is Seller’s administrator with respect to Mortgage Finance Online, as such schedule may be updated by Seller from time to time with prior written notice to Buyer.

“Available Warehouse/MSRs Facilities” means, as the context requires, (i) the aggregate amount at any time of used and unused available warehouse lines of credit, purchase facilities, repurchase facilities, early purchase or early buyout program facilities, Servicing Rights financing facilities and off-balance sheet funding facilities (whether committed or uncommitted) to finance Mortgage Loans or Servicing Rights available to Seller at such time or (ii) such warehouse lines of credit, purchase facilities, repurchase facilities, early purchase or early buyout program facilities, Servicing Rights financing facilities and off-balance sheet funding facilities themselves.

“Bailee Letter” means a bailee letter in the form of Exhibit K or such other form as is satisfactory to Buyer in its sole discretion.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.

“Bankruptcy Reform Act” means the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Blanket Bond Required Endorsement” means endorsement of Seller’s mortgage banker’s blanket bond insurance policy to (i) provide that for any loss affecting Buyer’s interest, Buyer will be named on the loss payable draft as its interest may appear and (ii) provide Buyer access to coverage under the theft of secondary market institution’s money or collateral clause of policy.

“Business Day” means a day (other than a Saturday or Sunday) when (i) banks in Dallas, Texas, Houston, Texas and New York, New York are generally open for commercial banking business and (ii) federal funds wire transfers can be made.

“Cash Earnings” means [NTD: TO BE INSERTED].

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months or less after the date of the applicable financial statement reporting such amounts; and (b) certificates of deposit, time deposits or Eurodollar time deposits having maturities of three (3) months or less after the date of the applicable financial statement reporting such amounts, or overnight bank deposits, issued by any well-capitalized commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than [***] and rated at least A- by S&P or A3 by Moody’s.

“Cash Pledge Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

Guild Mortgage Company

Chase Bank Secured Party

Cash Pledge Account

“CFPB” means the Consumer Financial Protection Bureau or any successor.

“Change in Control” means either of the following events: (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock (or equivalent equity interests) of Guarantor at any time if after giving effect to such acquisition such Person or Persons owns [***] of such outstanding voting stock (or equivalent equity interest), or (b) Guarantor shall for any reason cease to directly own and control all of the outstanding equity interests of Seller.

“Change in Law” means (a) the adoption of a Requirement of Law after the Effective Date of this Agreement, (b) any change in a Requirement of Law or (c) compliance by Buyer (or by any applicable lending office of Buyer) with any Requirement of Law made or issued after the Effective Date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.

“CL”, when used as a noun, means JPM Chase, operating through its unincorporated division commonly known as its Correspondent Lending group. When CL is used as an adjective modifying a type of Mortgage Loan (other than as part of the adjective phrase “CL Ineligible”), it means that such Mortgage Loan meets CL’s underwriting guidelines and is covered by (or becomes covered by) a Takeout Commitment issued by CL.

“CL Ineligible” is an adjective phrase that, when used to modify a type of Mortgage Loan, means that such Mortgage Loan does not meet CL’s underwriting guidelines and accordingly is not eligible for purchase by CL. Item (ggg) on Exhibit B is not applicable to CL Ineligible Loans.

“Combined Loan-to-Value Ratio” or “CLTV” means, for each Mortgage Loan as of its Purchase Date, a fraction (expressed as a percentage) having as its numerator the sum of (i) the original principal amount of the Mortgage Note plus (ii) the original principal amount of each other Mortgage Loan that is secured by a junior Lien against the related Mortgaged Property, and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) either (as applicable) (1) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan if an appraisal is required by the relevant Agency Guidelines or Approved Takeout Investor or (2) the value set forth in the Appraised Value Alternative with respect to those Mortgage Loans for which an appraisal is not required under the relevant Agency Guidelines.

“Committed Facility Amount” is defined in the Side Letter.

“Completed Repurchase Advice” means with respect to any Purchased Mortgage Loan repurchased, receipt by Buyer of:

(i) funds deposited into the Funding Account in an amount at least equal to (x) the Repurchase Price of such Purchased Mortgage Loan minus (y) any unpaid Price Differential to be paid by Seller on the next Remittance Date, and if a lesser amount is deposited in the Funding Account, confirmation that funds in an amount at least equal to such deficiency are on deposit in the Operating Account and available for withdrawal by Buyer after taking into account all other payments required to be made by Seller from the Operating Account;

(ii) confirmation from the related Approved Takeout Investor (or other purchaser of such

Mortgage Loan) in a form reasonably acceptable to Buyer, that the funds so received in the Funding Account are for the purchase of that Purchased Mortgage Loan; and

(iii) the Loan Purchase Detail for that Purchased Mortgage Loan, to enable Buyer to identify the specific Mortgage Loan to be removed from the list of Purchased Mortgage Loans subject to outstanding Transactions under this Agreement.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C, completed, executed by the chief financial officer of Seller and submitted to Buyer.

“Confirmation” means a confirmation of Seller’s request to Buyer to enter into a Transaction, substantially in the form of Exhibit A or such other form as Buyer and Seller shall agree to use, completed as required by Section 3(c) and submitted to Buyer as “Step 3: Validate Entry” on the “Warehouse Request” tab of Mortgage Finance Online.

“Conventional Conforming Loan” means a Mortgage Loan that conforms to Agency Guidelines. The term Conventional Conforming Loan does not include a Mortgage Loan that is a Government Loan or a Jumbo Loan.

“Cooperative Corporation” means with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to shareholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” means a Mortgage Loan that is secured by a Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” means, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including the land, separate dwelling units and all common elements, all of which shall be located in any state of the United States or the District of Columbia.

“Cooperative Shares” means, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” means, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.

“Correspondent Loan” means a Government Loan or a Conventional Conforming Loan (which may be an Investor Loan or a Second Home Loan) originated by an Approved Correspondent and funded with the Approved Correspondent’s own funds or funds provided by its warehouse or working capital lender (and, for the avoidance of doubt, not “table funded” with funds provided by Seller or an Affiliate of Seller).

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment or the related Hedging Arrangement, as applicable, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to Originate, document or service the Mortgage Loan.

“Debt” means, with respect to any Person, on any day (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date, and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided that, for purposes of this Agreement, there shall be excluded from Debt on any day loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Qualified Subordinated Debt.

“Default” means any condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Defaulted Loan” means a Mortgage Loan (i) as to which any principal or interest payment, escrow payment or part thereof, remains unpaid for [***] or more from the original due date for such payment (whether or not Seller has allowed any grace period or extended the due date thereof by any means), (ii) as to which another material default has occurred and is continuing, (iii) as to which foreclosure proceedings have commenced, (iv) as to which an Act of Insolvency has occurred with respect to its Mortgagor or any cosigner, guarantor, endorser, surety, assumptor or grantor, or (iv) that, consistent with Seller’s collection policies, has been or should be written off as uncollectible in whole or in part.

“Defective Mortgage Loan” means (i) a Mortgage Loan that is not an Eligible Mortgage Loan or (ii) a Purchased Mortgage Loan in which Buyer does not have a valid and perfected first priority security interest or that is not free and clear of any other Lien.

“Dividing Person” is defined in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person that retains any of its assets, liabilities and obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“DU” is an adjective that, when used to modify a type of Mortgage Loan, means that authority to underwrite, process and approve such Mortgage Loan type has been delegated to Seller by an Agency or other related Approved Takeout Investor.

“Early Repurchase Date” is defined in Section 3(l).

“Electronic Agent” is defined in the definition of “Electronic Tracking Agreement”.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic Tracking Agreement” means the Electronic Tracking Agreement dated on or about the date hereof by and among Buyer, Seller, MERS and MERSCORP Holdings, Inc. (the “Electronic Agent”), as supplemented, amended or restated from time to time.

“Eligible Mortgage Loan” means, on any date of determination, a Mortgage Loan:

(i)        for which each of the applicable representations and warranties set forth on Exhibit B is true and correct as of such date of determination;

(ii)        that is either a Conventional Conforming Loan, a State Bond Loan, a Government Loan, or a Jumbo Loan;

(iii)        if a Correspondent Loan, whose Origination Date was no more than [***] before the Purchase Date for the initial Transaction in which that Mortgage Loan was purchased by Buyer;

(iv)        if not a Correspondent Loan, whose Origination Date was no more than [***] before the Purchase Date for the initial Transaction in which that Mortgage Loan was purchased by Buyer;

(v)        whose Origination Date was no more than [***] before the Purchase Date for the initial Transaction in which that Mortgage Loan was purchased by Buyer;

(vi)        that is eligible for sale to an Approved Takeout Investor under its Takeout Guidelines;

(vii)        that has a scheduled Repurchase Date not later than the following number of days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject:

Type of Mortgage Loan	Number of days
Aged Loan	[***]
Conventional Conforming Loan	[***]
Government Loan	[***]
Jumbo Loan	[***]
State Bond Loan	[***]

(viii) that does not have a Combined Loan-to-Value Ratio in excess of (i) [***] in the case of a Conventional Conforming Loan or a Government Loan other than an RHS Loan, (ii) [***] in the case of an RHS Loan or (iii) in the case of a Jumbo Loan, the applicable maximum CLTV specified on Schedule III) (or, in each case, such other percentage determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) and, if its Loan-to-Value Ratio is in excess of [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time), it has private mortgage insurance in an amount required by the applicable Agency Guidelines, unless pursuant to Agency Guidelines in existence at the time such Mortgage Loan was originated, private mortgage insurance is not required for such Mortgage Loan;

(ix)        whose Mortgagor has a FICO Score of at least [***] (or such other minimum FICO Score as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time);

(x)        for which, if not a Wet Loan, a complete Loan File has been delivered to Buyer on or before its Purchase Date;

(xi)        for which, if a Wet Loan:

(A)        on or before its Purchase Date, a written fraud detection report acceptable to Buyer in its sole discretion has been delivered to Buyer;

(B)        if requested by Buyer, all applicable items listed in clauses (i) through (x) of the definition of Loan File have been delivered to Buyer on or before its Purchase Date;

(C)         and if it is also a Jumbo Loan, the applicable items listed in clauses (xxv) and (xxvi) of this definition of Eligible Mortgage Loan have been delivered to Buyer on or before its Purchase Date; and

(D)         at or before its Wet Funding Deadline, a complete Loan File has been delivered to Buyer;

(xii)         that, if a Wet Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Wet Loans that are then subject to Transactions, is less than or equal to (i) [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount on any day that is one of the [***] or the [***] of any calendar month or (ii) [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount on any other day;

(xiii)         that, if subject to a Takeout Commitment, (a) is not subject to a Takeout Agreement that has expired or been terminated or cancelled by the Approved Takeout Investor or with respect to which Seller is in default, (b) has not been rejected or excluded for any reason (other than default by Buyer) from the related Takeout Commitment by the Approved Takeout Investor;

(xiv)         that, if subject to a Hedging Arrangement, is not subject to a Hedging Arrangement that has expired or been cancelled by the Hedging Arrangement counterparty or with respect to which Seller is in default or a termination event has occurred;

(xv)         that, if a Jumbo Loan, evidence satisfactory to Buyer in its sole discretion that it is covered by a valid and binding Takeout Commitment issued by CL or by a best efforts takeout commitment issued by another Approved Takeout Investor approved by Buyer for the purchase of OATI Jumbo Loans, which may include a copy of the related Takeout Agreement and such other documents as may be required by Buyer in its sole discretion (Jumbo Loans covered by a mandatory Takeout Commitment issued by an investor other than CL or by Hedging Arrangements only are ineligible for purchase);

(xvi)         that, if a Jumbo Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Jumbo Loans that are then subject to Transactions, is less than or equal to [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xvii)         that, if a Non-CL Jumbo Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Non-CL Jumbo Loans that are then subject to Transactions, is less than or equal to [***] of the Facility Amount (or such other amount or percentage of the Facility Amount as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time);

(xviii)         that, if an MO Jumbo Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other MO Jumbo Loans that are then subject to Transactions, is less than or equal to [***] (or such other amount or percentage of the Facility Amount as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time);

(xix)         that, if an RHS Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other RHS Loans that are then subject to Transactions, is less than or equal to [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xx)         that, if a CL Ineligible Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other CL Ineligible Loans that are then subject to Transactions, is less than or equal to [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xxi)         that, if an Investor Loan or a Second Home Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all Investor Loans and Second Home Loans that are then subject to Transactions, is less than or equal to [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xxii)         that, if a Correspondent Loan, its Purchase Price, when added to the sum of the Purchase Prices of all Correspondent Loans that are then subject to Transactions, is less than or equal to [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xxiii)         that, if a Manufactured Housing Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Aged Loans that are then subject to Transactions, is less than or equal to [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xxiv)         that, if an Aged Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Aged Loans that are then subject to Transactions, is less than or equal to [***] (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to any Seller from time to time) of the Facility Amount;

(xxv)         intentionally deleted;

(xxvi)         that, if a Nondelegated Jumbo Loan, evidence satisfactory to Buyer, in its sole discretion, has been provided to Buyer of its underwriting approval by an Approved Takeout Investor approved by Buyer for the purchase of Jumbo Loans;

(xxvii)         if and to the extent that Buyer elects by notice to Seller to review and approve them, for which Buyer has approved the underwriting, the Takeout Commitment and other related information;

(xxviii)         that is not a Mortgage Loan that Seller has failed to repurchase when required by the terms of this Agreement;

(xxix)         for which the related Mortgage Note has not been out of the possession of Buyer pursuant to a Trust Release Letter for more than [***] after the date of that Trust Release Letter;

(xxx)         for which neither the related Mortgage Note nor the Mortgage has been out of the possession of Buyer pursuant to a Bailee Letter for more than the number of days specified in such Bailee Letter; and

(xxxi)         that is not a Defaulted Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, all rules and regulations promulgated thereunder and any successor statute, rules and regulations, as amended from time to time.

“Event of Default” is defined in Section 12.

“Excess Liquidity” means for any calendar quarter, the amount of Liquidity that exceeds

[***] of actual total assets (excluding any restricted cash or cash pledged to Persons other than Buyer) as of the end of such quarter.

“Facility Amount” is defined in the Side Letter.

“Fannie Mae” means the Federal National Mortgage Association or any successor.

“FDIA” means the Federal Deposit Insurance Act, as amended from time to time.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“FDICIA” means the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended from time to time.

“FHA” means the Federal Housing Administration, a subdivision of HUD, or any successor. The term “FHA” is used interchangeably in this Agreement with the term “HUD”.

“FICO Score” means, with respect to any Mortgagor, the statistical credit score prepared by Fair Isaac Corporation, Experian Information Solutions, Inc., TransUnion LLC or such other Person as may be approved in writing by Buyer in its sole discretion.

“Financial Institution” means JPM Chase in its capacity of the bank at which the Accounts are held.

“Flood Laws” is defined in the definition of “Requirement(s) of Law”.

“Foreign Buyer” is defined in Section 11(f)(ii).

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor.

“FTC Act” is defined in the definition of “Requirement(s) of Law”.

“Funding Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

Guild Mortgage Company

Chase Bank Secured Party

Funding Account

“Funding Request” is defined in Section 3(b).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

“Ginnie Mae” means the Government National Mortgage Association or any successor.

“GLB Act” means the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat

1338), as it may be amended from time to time.

“Government Loan” means a Mortgage Loan that is insured by the FHA or guaranteed by the Department of Veterans Affairs or RHS. The term “Government Loan” does not include any Mortgage Loan that is a Conventional Conforming Loan or a Jumbo Loan.

“Governmental Authority” means and includes the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any governmental or quasi-governmental department, commission, board, bureau or instrumentality, any court, tribunal or arbitration panel, and, with respect to any Person, any private body having regulatory jurisdiction over any Person or its business or assets (including any insurance company or underwriter through whom that Person has obtained insurance coverage).

“Guarantor” means each of Guild Mortgage Company LLC and any Person who hereafter executes a guaranty to support the obligations of Seller under this Agreement and the other Transaction Documents.

“Guaranty” means a guaranty dated the date hereof, executed by Guild Mortgage Company LLC in favor of Buyer, and any other guaranty executed and delivered to Buyer by a Guarantor, in each case, as the same may be supplemented, amended or restated from time to time.

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Mortgage Loan or its portfolio of Mortgage Loans because of changes in interest rates or in the market value of mortgage loan assets.

“HUD” means the U.S. Department of Housing and Urban Development or any successor department or agency. The term “HUD” is used interchangeably in this Agreement with the term “FHA”.

“Impound Collection Account” means the deposit account designated as an escrow or agency account held or to be established with JPM Chase, styled as follows:

Guild Mortgage Company,

For the Benefit of JPMorgan Chase Bank, N.A.

PITI Hold Account

“Income” means, with respect to any Purchased Mortgage Loan, (i) all payments of principal, payments of interest, proceeds of Takeout Commitments, proceeds of Hedging Arrangements, cash collections, dividends, sale or insurance proceeds and other cash proceeds received relating to the Purchased Mortgage Loan and other Mortgage Assets, (ii) any other payments or proceeds received in relation to the Purchased Mortgage Loan and other Mortgage

Assets (including any liquidation or foreclosure proceeds with respect to the Purchased Mortgage Loan and payments under any guarantees or other contracts relating to the Purchased Mortgage Loan) and (iii) all other “proceeds” as defined in Section 9-102(64) of the UCC; provided that Income does not include any escrow withholds or escrow payments for Property Charges.

“Income Collection Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

Guild Mortgage Company

Chase Bank Secured Party

Income Collection Account

“Indemnified Party” is defined in Section 16(b).

“Insured Closing Letter” means a letter of indemnification from a title insurer addressed to Seller and/or Buyer, with coverage that is customarily acceptable to Persons engaged in the Origination of mortgage loans, identifying the Settlement Agent covered thereby and indemnifying Seller and/or Buyer against losses incurred due to malfeasance or fraud by the Settlement Agent or the failure of the Settlement Agent to follow the specific closing instructions specified by Buyer in the escrow letter with respect to the closing of the Mortgage Loan. The Insured Closing Letter shall be either with respect to the individual Mortgage Loan being purchased pursuant hereto or a blanket Insured Closing Letter which covers closings conducted the Settlement Agent in the jurisdiction in which the closing of such Mortgage Loan takes place.

“Interim Servicing Term” is defined in Section 13(a).

“Investor Loan” means a Conventional Conforming Loan secured by a single family residence that is not occupied by the Mortgagor and that conforms to all CL mortgage loan guidelines, which has been underwritten by the Approved Takeout Investor who issued a Takeout Commitment that covers it and whose underwriting, Takeout Commitment, appraisal and all related documentation that Buyer elects to review are approved by Buyer.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“IRS” means the United States Internal Revenue Service.

“JPM Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.

“Jumbo Loan” means a Mortgage Loan that conforms to (i) all of the Agency Guidelines’ requirements for a Conventional Conforming Loan except that its original principal amount exceeds the maximum allowed by Agency Guidelines and (ii) the maximum CLTV and minimum FICO Score criteria specified on Schedule III.

“Last Endorsee” means with respect to each Mortgage Loan, the last Person to whom such Mortgage Loan was assigned or the related Mortgage Note was endorsed, as applicable.

“Leverage Ratio” means the ratio of a Person’s Debt (including off balance sheet financings) to its Adjusted Tangible Net Worth.

“Lien” means any security interest, mortgage, deed of trust, charge, pledge, hypothecation, assignment as security for an obligation, deposit arrangement as security for an obligation, equity, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention arrangement, any financing lease arrangement having substantially the same economic effect as any of the foregoing and the security interest evidenced or given notice of by the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction.

“Liquidity” means, at any time, (i) Seller’s unencumbered and unrestricted cash and Cash Equivalents (including the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties) at such time, plus (ii) with respect to any Purchased Mortgage Loans then subject to outstanding Transactions, the excess, if any, of (x) the sum of the maximum Purchase Prices available to Seller for such Purchased Mortgage Loans pursuant to the terms hereof over (y) the Aggregate Purchase Price at such time, plus (iii) with respect to Mortgage Loans sold or pledged by Seller to any other institutional mortgage warehouse repurchase counterparty or lender, the excess, if any, of the maximum purchase price or loan advance available to Seller pursuant to the terms of the related repurchase or loan agreement over the aggregate purchase price or collateral value of such Mortgage Loans at such time.

“Litigation” means, as to any Person, any material action, lawsuit, investigation, claim, proceeding, judgment, order, decree or resolution pending or threatened against or affecting such Person or the business, operations, properties or assets of such Person before, or by, any Governmental Authority.

“Loan File” means, with respect to each Mortgage Loan, the following documents:

(i)        if a Government Loan, a valid eligibility certification from VA, FHA or RHS, as applicable;

(ii)        evidence satisfactory to Buyer, in its sole discretion, that such Mortgage Loan is subject to a valid and effective Hedging Arrangement or to a valid and binding Takeout Commitment, which may include a copy of the related Takeout Agreement and such other documents as may be required by Buyer in its sole discretion;

(iii)        if requested by Buyer, a copy of (1) the DU/DO/LP approval cover page or, (2) a copy of the related CHL Correspondent Channel Approval Memorandum for any Purchased Mortgage Loan to be sold to CL or of the related underwriting approval from the Approved Takeout Investor if other than CL or, (3) for a Second Home Loan, a copy of the related valid eligibility certificate issued by an Agency or, (4) for an RHS Loan, a copy of the related Conditional Commitment for Single Family Housing Loan Guarantee 1980-18 and (5) such other documents establishing the eligibility for purchase by the related Approved Takeout

Investor as Buyer may reasonably require and specify in a written notice given to Seller from time to time;

(iv)        the original Mortgage Note, endorsed in blank without recourse by its Last Endorsee, together with all intervening endorsements showing an unbroken chain of endorsement from the originator of such Mortgage Loan to the Last Endorsee, or, if the original has been lost, a lost note affidavit in form and substance reasonably acceptable to Buyer and executed by the Last Endorsee;

(v)        evidence satisfactory to Buyer that such Mortgage Loan is a MERS Designated Mortgage Loan, and if such Mortgage Loan (x) was a MOM Loan at Origination, a copy of the original Mortgage having on its face both such Mortgage’s MIN and language indicating that the Mortgage Loan is a MOM Loan or (y) was not a MOM Loan at Origination, the original or a copy of (i) the Mortgage, (ii) its MIN and (iii) its assignment to MERS and the originals or copies of all intervening assignments;

(vi)        if requested by Buyer and to the extent that Seller has such information, the recording information for the related Mortgage and for any such assignment of such Mortgage;

(vii)        the originals or copies of all assumption, modification, consolidation, substitution and extension agreements, if any;

(viii)        the originals or copies of all guarantees, security agreements or other supporting agreements, if any, received with respect to, or supporting repayment of, such Purchased Mortgage Loan;

(ix)        the original or a copy of the policy of lender’s title insurance described in item (p) of Exhibit B or of a commitment to issue such title insurance;

(x)        if, at any point in the future, (i) Buyer determines that the Truth in Lending Act of 1968, as amended, requires Buyer, as a buyer under a residential mortgage warehousing repurchase facility, to give notice letters to Mortgagors setting forth the information regarding Buyer as a “new creditor” and the other information specified in Section 404 of The Helping Families Save Their Homes Act of 2009, as amended, and (ii) Buyer gives at least ten (10) Business Days’ written notice to Seller of Buyer’s election that, on a going forward basis, Seller will be responsible for giving such notice letters (it being understood and agreed that unless and until Buyer gives such notice to Seller, Buyer, and not Seller, will be responsible for giving any such notice letters to Mortgagors and such notice letters will not be included in the Loan Files), unless Buyer has subsequently given Seller another written notice that such notice letters are no longer required, the Loan File shall include a notice letter (x) in form and substance reasonably acceptable to Buyer, delivered by Seller on behalf of Buyer to the related Mortgagor, setting forth that information and (y) acknowledged in writing by such Mortgagor;

(xi)        if a Cooperative Loan:

(A) the original Cooperative Shares with original Stock Power with a signature guarantee in form and substance satisfactory to Buyer;

(B) a copy of the Proprietary Lease;

(C) a copy of the Recognition Agreement; and

(D) an acknowledgement copy of the UCC-1 financing statement filed in connection with the Mortgage related thereto; and

(xii) such additional documents, if any, as shall be required by Buyer in its sole discretion from time to time by written notice to Seller.

“Loan Level Representation” is defined in Section 12(a)(iii).

“Loan Purchase Detail” means a data tape or schedule of information prepared and transmitted electronically by Seller to Buyer in the format and with such fields of information set forth in Exhibit I regarding the Purchased Mortgage Loans, as such required format or information fields may be changed from time to time by Buyer with prior written notice to Seller.

“Loan-to-Value Ratio” or “LTV” means, for each Mortgage Loan as of the related Purchase Date, a fraction (expressed as a percentage) having as its numerator the original principal amount of the Mortgage Note and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) either (1) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan if an appraisal is required by the relevant Agency Guidelines or Takeout Investor or (2) the value set forth in the Appraised Value Alternative with respect to those Mortgage Loans for which an appraisal is not required under the relevant Agency Guidelines.

“Manufactured Home” means a single-family home constructed at a factory and shipped in one or more sections to a housing site.

“Manufactured Housing Loan” means a Conventional Conforming Loan or a Government Loan, the Mortgage Property securing which is a Manufactured Home and whose underwriting, Takeout Commitment (if any), appraisal and all related documentation comply with applicable Agency Guidelines and the applicable representations in Exhibit B.

“Margin Amount” means at any time with respect to any Purchased Mortgage Loan, the amount equal to (a) the applicable Margin Percentage for that Purchased Mortgage Loan at that time multiplied by (b) the Market Value of that Purchased Mortgage Loan at that time.

“Margin Deficit” is defined in Section 4(a).

“Margin Percentage” is defined in the Side Letter.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Marginable Assets” means the sum of the balance sheet values of (i) all of Guarantor’s and its consolidated Subsidiaries’ assets that are subject to financing or other arrangements that allow the counterparty to make margin calls or demand if such assets decline in value, including Mortgage Loans held for sale, Servicing Rights (to the extent actually financed, excluding Servicing Rights to Purchased Mortgage Loans) and (ii) interest rate lock commitments and other financial derivative instruments (net of derivative liabilities).]

“Market Value” means, at any time with respect to any Purchased Mortgage Loan, its fair market value at such time as determined by Buyer in its sole discretion.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any Transaction Document, (ii) material adverse effect on the reputation, properties, business, condition or prospects, financial or otherwise, of Seller (and its Subsidiaries, on a consolidated basis) or any Guarantor, (iii) material adverse effect upon the ability of Seller to fulfill its obligations under this Agreement or the ability of any Guarantor to fulfill its obligations under its Guaranty, or (iv) material adverse effect on the value or salability of the Purchased Mortgage Loans subject to this Agreement, taken as a whole, as determined in each case by Buyer in Buyer’s sole discretion.

“Materially False Representation” is defined in Section 12(a)(iii).

“MERS” means Mortgage Electronic Registration Systems, Inc. and its successors and assigns.

“MERS Designated Mortgage Loan” means a Mortgage Loan that satisfies the definition of the term “MERS Designated Mortgage Loan” contained in the Electronic Tracking Agreement.

“MERS® System” has the meaning given that term in the Electronic Tracking Agreement.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan.

“MO Jumbo Loan” means a Jumbo Loan that is covered by a valid and binding Takeout Commitment issued by Mutual of Omaha Bank and conforms to Mutual of Omaha Bank’s interest-only Jumbo Loan or high-LTV Jumbo Loan program underwriting guidelines.

“MOM Loan” means a MERS Designated Mortgage Loan that was registered on the MERS® System at the time of its Origination and for which MERS appears as the record mortgagee or beneficiary on the related Mortgage.

“Moody’s” means Moody’s Investors Service and any successor.

“Mortgage” means a mortgage, deed of trust or other security instrument creating a Lien on Mortgaged Property.

“Mortgage Assets” is defined in Section 6(a).

“Mortgage Finance Online” means the website maintained by Buyer and used by Seller and Buyer to administer the Transactions, the notices and reporting requirements contemplated by the Transaction Documents and other related arrangements.

“Mortgage Loan” means a whole mortgage loan or Cooperative Loan that is secured by a Mortgage on residential real estate, and includes all of its Servicing Rights.

“Mortgage Loan Documents” means the Mortgage Note, the Mortgage (or, for Co-op Loans, the Proprietary Lease, the Stock Certificate and the Recognition Agreement) and all other documents evidencing, securing, guaranteeing or otherwise related to a Mortgage Loan.

“Mortgage Note” means the original executed promissory note or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.

“Mortgaged Property” means the residential real estate securing the Mortgage Note, that shall be either (i) in the case of a Mortgage Loan that is not a Cooperative Loan, a fee simple estate in the real property located in any state of the United States (including all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) purchased with the proceeds of the Mortgage Loan or (ii) in the case of a Cooperative Loan, the Proprietary Lease and related Cooperative Shares.

“Mortgagor” means the obligor on a Mortgage Note or the grantor or mortgagor on a Mortgage, as the context requires.

“MWF Web” means the website maintained by Buyer and used by Seller and Buyer to administer the Transactions, the notices and reporting requirements contemplated by the Transaction Documents and other related arrangements.

“Non-CL Jumbo Loan” means a Jumbo Loan that is covered by a best efforts Takeout Commitment issued by an Approved Takeout Investor (other than CL) that has been approved by Buyer for the purchase of Jumbo Loans.

“Nondelegated” is an adjective that, when used to modify a type of Mortgage Loan, means that authority to underwrite, process and approve such Mortgage Loan type has not been delegated to Seller by an Agency or other related Approved Takeout Investor.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of Seller and delivered to Buyer.

“Operating Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

Guild Mortgage Company

Chase Bank Secured Party

Operating Account

“Originate” or “Origination” means a Person’s actions in taking an application for, underwriting or closing a Mortgage Loan.

“Origination Date” means the date of the Mortgage Note and the related Mortgage.

“Outstanding Principal Balance” of a Mortgage Loan means, at any time, the then unpaid outstanding principal balance of such Mortgage Loan.

“Party” means each of Buyer and Seller.

“Permitted Dividend” means (a) as to any taxable period of Seller for which Seller, if a corporation, makes an S corporation election, or if a multi-member limited liability company or a partnership, does not makes an election with the Internal Revenue Service to be treated as a corporation, an annual or quarterly distribution necessary to enable each shareholder, partner or member, as applicable, of Seller to pay federal or state income taxes attributable to such shareholder, partner or member resulting solely from the allocated share of income of Seller for such period (“Permitted Tax Distributions”) and (b) a regular cash dividend declared by Seller and paid to its shareholders, partners or members, as applicable, provided that such regular cash dividends do not exceed, in the aggregate, during any twelve month period, [***] of (x) the net income of Seller and its Subsidiaries on a consolidated basis (y) excluding fair value adjustments related to mortgage servicing rights, for the same twelve month period, without duplication, of Permitted Tax Distributions (as calculated on its annual statement of income) paid or to be paid in respect of a taxable period that includes all or part of such twelve month period.

“Permitted Tax Distributions” is defined in the definition of “Permitted Dividend”.

“Person” means an individual, partnership, corporation (including a business trust), joint-stock company, limited liability company, trust, unincorporated association, joint venture, any Governmental Authority or other entity.

“Plans” is defined in Section 10(a)(xviii).

“Post-Origination Period” means the period of time between a Mortgage Loan’s Origination Date and its Repurchase Date.

“Price Differential” means:

(i) with respect to any Purchased Mortgage Loan and for each month (or portion thereof) during which it is subject to an outstanding Transaction, the sum of the results of the following calculation for each day during that month (or portion thereof): the Pricing Rate for that Purchased Mortgage Loan on such day multiplied by the outstanding Purchase Price for that Purchased Mortgage Loan on such day divided by 360; and

(ii) with respect to any Transaction hereunder, for each month (or portion thereof) during which that Transaction is outstanding, the sum of the results of the following calculation for each day during that month (or portion thereof): the weighted average of the applicable Pricing Rates for all Purchased Mortgage Loans subject to that Transaction on such day multiplied by the sum of the outstanding Purchase Prices for all Purchased Mortgage Loans subject to that Transaction on such day divided by 360.

“Pricing Rate” means, for any Purchased Mortgage Loan or Transaction, the per annum percentage rate (or rates) to be applied to determine the Price Differential, which rate (or rates) shall be determined in accordance with the Side Letter.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Buyer) or any similar release by the Federal Reserve Board (as determined by Buyer). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prior MRA” means the Master Repurchase Agreement dated October 23, 2009 between Seller and Buyer, as amended.

“Privacy Requirements” means (a) Title V of the GLB Act, (b) any applicable federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) any of the Interagency Guidelines Establishing Standards For Safeguarding Customer Information codified at 12 CFR Parts 30, 168, 170, 208, 211, 225, 263, 308 and 364 that are applicable and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes and such regulations, guidelines, laws, rules and orders (the “Safeguards Rules”) may be amended from time to time.

“Property Charges” means all taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” means the date with respect to each Transaction on which the Mortgage Loans subject to such Transaction are transferred by Seller to Buyer hereunder.

“Purchase Price” is defined in the Side Letter.

“Purchased Mortgage Loans” means, with respect to any Transaction, the Mortgage Loans sold by Seller to Buyer in such Transaction (each of which sales shall be on a servicing released basis), including any Additional Purchased Mortgage Loans delivered pursuant to Section 4(a) and excluding any Purchased Mortgage Loans repurchased by Seller or otherwise specifically transferred back to Seller. Except where the context requires otherwise, the term refers to all Purchased Mortgage Loans under all outstanding Transactions.

“Qualified Subordinated Debt” means, with respect to any Person, all unsecured Debt of such Person, for borrowed money, that is, by its terms or by the terms of a subordination agreement (which terms shall have been approved by Buyer), in form and substance satisfactory to Buyer, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Buyer and which terms or subordination agreement, as applicable, include, among other things, standstill and blockage provisions approved by Buyer, restrictions on amendments without the consent of Buyer, non-petition provisions and maturity date or dates for any principal thereof at least 395 days after the date hereof.

“Recognition Agreement” means, with respect to a Cooperative Loan, an agreement among a Cooperative Corporation, a lender and a Mortgagor whereby such parties (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan and (ii) make certain agreements with respect to such Cooperative Loan.

“Remittance Date” means the 15th day of each month, or if such day is not a Business Day, the next succeeding Business Day.

“REO Property” means Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure.

“Repurchase Date” means, with respect to each Transaction, the date on which Seller is required to repurchase (or the earlier date, if any, on which Seller electively repurchases) from Buyer the Purchased Mortgage Loans that are subject to that Transaction. The Repurchase Date shall occur (i) for Transactions terminable on a date certain, on the date specified in the Confirmation, (ii) for Transactions terminable on demand, the earlier to occur of (a) the date specified in Buyer’s demand or (b) the date specified in the Confirmation on which Seller is required to repurchase the Purchased Mortgage Loans if no demand is sooner made and (iii) for repurchases of Defective Mortgage Loans under Section 3(k), the Early Repurchase Date; provided that in any case, the Repurchase Date with respect to each Transaction shall occur no later than the earlier of (1) the Termination Date and (2) (i) for each Jumbo Loan, [***] after its Purchase Date, (ii) for each Aged Loan, [***] after its Purchase Date or (iii) for each other type of Purchased Mortgage Loan, [***] after its Purchase Date.

“Repurchase Price” means, for each Purchased Mortgage Loan on any day, the price for which such Purchased Mortgage Loan is to be resold by Buyer to Seller upon termination of the Transaction in which Buyer purchased it (including a Transaction terminable on demand), which is (x) its Purchase Price minus (y) the sum of all cash, if any, theretofore paid by Seller into the Operating Account to cure the portion of any Margin Deficit that Buyer, using any reasonable method of allocation, attributes to such Purchased Mortgage Loan plus (z) its accrued and unpaid Price Differential on that day; provided that such accrued Price Differential may be paid on a day other than the Repurchase Date in accordance with the terms of this Agreement.

“Required Amount” is defined in Section 5(b).

“Requirement(s) of Law” means any law, treaty, ordinance, decree, requirement, order, judgment, rule, regulation or licensing requirement (or interpretation of any of the foregoing) of any Governmental Authority having jurisdiction over Buyer, Seller, any Guarantor, any Approved Takeout Investor or any Person with whom any Hedging Arrangement is maintained, any of their respective Subsidiaries or their respective properties or any agreement by which any of them is bound, as the same may be supplemented, amended, recodified or replaced from time to time, including:

•	Equal Credit Opportunity Act and Regulation B promulgated thereunder;

•	Fair Housing Act;

•	Gramm-Leach-Bliley Act and Regulation P promulgated thereunder;

•	Fair Credit Reporting Act and Regulation V promulgated thereunder;

•	Home Mortgage Disclosure Act and Regulation C promulgated thereunder;

•	Federal Unfair, Deceptive, or Abusive Acts or Practices laws (including Section 5 of the Federal Trade Commission Act (the “FTC Act”));

•	Truth In Lending Act and Regulation Z promulgated thereunder;

•	Qualified Mortgage/Ability to Repay Rule;

•	Real Estate Settlement Procedures Act and Regulation X promulgated thereunder;

•	Home Ownership and Equity Protection Act and applicable portions of Regulation Z promulgated thereunder;

•	Electronic Fund Transfer Act and Regulation E promulgated thereunder;

•

National Flood Insurance Act, Flood Disaster Protection Act of 1973, National Flood Insurance Reform Act of 1994, Biggert-Waters Flood Insurance Act of 2012, Homeowner Flood Insurance Affordability Act (the “Flood Laws”);

•	Servicemembers Civil Relief Act;

•	rules, regulations and guidelines promulgated under any of such statutes; and

•	any applicable state or local equivalent or similar laws and regulations.

“Rescission” means the Mortgagor’s exercise of any right to rescind the related Mortgage Note and related documents pursuant to applicable law.

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, “Responsible Officer” means any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution or similar document and an incumbency certificate.

“RHS” means the Rural Housing Service of the Rural Development Agency of the

United States Department of Agriculture or any successor.

“RHS Loan” means a Mortgage Loan that conforms to all RHS guidelines and is guaranteed by RHS.

“Safeguards Rules” is defined in the definition of “Privacy Requirements”.

“Sanctioned Country” means, at any time, a country, region or territory that is then the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) another Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor.

“SEC” is defined in Section 28(a).

“Second Home Loan” means an Eligible Mortgage Loan that is a Conventional Conforming Loan secured by a single family residence that is occupied by the Mortgagor but is not the Mortgagor’s principal residence and whose underwriting, Takeout Commitment, appraisal and all related documentation that Buyer elects to review are approved by Buyer.

“Seller’s Accounts” means each of the Funding Account and the Operating Account.

“Seller’s Customer” means any natural person who has applied to Seller for a financial product or service, has obtained any financial product or service from Seller or has a Mortgage Loan that is serviced or subserviced by Seller.

“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with Seller.

“Servicing File” means with respect to each Mortgage Loan, all documents relating to its servicing, which may consist of (i) copies of the documents contained in the related Credit File and Loan File, as applicable, (ii) the credit documentation relating to the underwriting and closing of such Mortgage Loan(s), (iii) copies of all related documents, correspondence, notes and all other materials of any kind, (iv) copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation and payment history records, (v) all other information or materials necessary or required to board such Mortgage Loan onto the applicable servicing system and (vi) all other related documents required to be delivered pursuant to any of the Transaction Documents.

“Servicing Records” means all servicing records created and/or maintained by Seller in its capacity as interim servicer for Buyer with respect to a Purchased Mortgage Loan, including any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing its servicing.

“Servicing Rights” means all rights and interests of Seller or any other Person, whether contractual, possessory or otherwise, to service, administer and collect Income with respect to Mortgage Loans, and all rights incidental thereto.

“Settlement Agent” means a title company, title insurance agent, escrow company or attorney that is acceptable to Buyer in its sole discretion and that is (i) unaffiliated with Seller, (ii) a division, subsidiary, licensed agent or authorized agent of a title insurance underwriter reasonably acceptable to Buyer and (iii) insured against errors and omissions in such amounts and covering such risks as are at all times customary for its business and with industry standards, to which the proceeds of any purchase of a Mortgage Loan are to be wired in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being Originated.

“Shipping Instructions” means the advice in the form of Exhibit D, sent by Seller to Buyer electronically through Mortgage Finance Online, that instructs Buyer to send one or more Mortgage Notes and the related Mortgages to an Approved Takeout Investor or its designee.

“Side Letter” means the Side Letter agreement dated as of the date hereof between Buyer and Seller, as supplemented, amended or restated from time to time.

“SIPA” is defined in Section 28(a).

“State Bond Loan” means a Mortgage Loan that is originated under a U.S. State or local government housing authority mortgage program and satisfies the eligibility criteria set forth by such housing authority for such mortgage program.

“Stock Certificate” means, with respect to a Cooperative Loan, the certificate issued by the Cooperative Corporation evidencing ownership of the Cooperative Shares.

“Stock Power” means, with respect to a Cooperative Loan, an assignment of the stock certificate or an assignment of the Cooperative Shares issued by the Cooperative Corporation.

“Subservicer” is defined in Section 13(a)(ii).

“Subservicer Instruction Letter” means a letter agreement between Seller and each Subservicer substantially in the form of Exhibit H or such other form as shall be acceptable to Buyer.

“Subservicing Agreement” is defined in Section 13(a)(ii).

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock (or equivalent equity interest) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Successor Servicer” is defined in Section 13(e).

“Takeout Agreement” means an agreement, in form and substance acceptable to Buyer, between an Approved Takeout Investor and Seller, pursuant to which such Approved Takeout Investor has committed to purchase from Seller certain of the Purchased Mortgage Loans, as such agreement may be supplemented, amended or restated from time to time with the prior written consent of Buyer. If any Takeout Agreement is supplemented, amended or restated in any material respect (other than through ordinary course changes to Takeout Guidelines), Seller shall provide Buyer notice of such supplement, amendment or restatement and Buyer shall have the right to suspend approval of the Approved Takeout Investor with respect to Takeout Commitments after the effective date thereof until Buyer has received such supplement, amendment or restatement and approved it in writing.

“Takeout Commitment” means, with respect to each Approved Takeout Investor, the commitment to purchase a Purchased Mortgage Loan from Seller pursuant to a Takeout Agreement, and that specifies (a) the type of Purchased Mortgage Loan to be purchased, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

“Takeout Guidelines” means (i) the eligibility requirements established by the Approved Takeout Investor that must be satisfied by a Mortgage Loan originator to sell Mortgage Loans to the Approved Takeout Investor and (ii) the specifications that a Mortgage Loan must meet, and the requirements that it must satisfy, to qualify for the Approved Takeout Investor’s program of Mortgage Loan purchases, as such requirements and specifications may be revised, supplemented or replaced from time to time.

“Takeout Value” means, (i) with respect to any Purchased Mortgage Loan subject to a Takeout Commitment, the price that an Approved Takeout Investor has agreed to pay Seller for such Purchased Mortgage Loan, and (ii) with respect to any Purchased Mortgage Loan subject to a Hedging Arrangement, the weighted average price of portfolio hedges or forward trades for Mortgage Loans subject to such Hedging Arrangement.

“Tangible Net Worth” means, with respect to any Person on any day, the sum of total shareholders’ or members’ equity in such Person (including capital stock or member interests, additional paid-in capital and retained earnings, but excluding treasury stock, if any), each as determined in accordance with GAAP on a consolidated basis; provided that, for purposes of this definition, there shall be excluded from assets the following: the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, franchises, capitalized servicing rights, excess capitalized servicing rights, each to be determined in accordance with GAAP consistent with those applied in the preparation of such Person’s financial statements;

advances or loans to shareholders or Affiliates, advances or loans to employees (unless such advances are against future commissions), unconsolidated investments in Affiliates, deferred tax assets, assets pledged to secure any liabilities not included in the Debt of such Person and any other assets that would be deemed by Buyer, CL or the Agencies to be unacceptable in calculating tangible net worth.

“Tax and Insurance Amount” means, at any time, the amount determined by Buyer from time to time in its sole discretion with written notice to Seller, as the amount approximately equal to the escrowed tax and insurance payments made by the Mortgagors with respect to the Purchased Mortgage Loans, at that time.

“Termination Date” means the earliest of (i) the Business Day, if any, that Seller designates as the Termination Date by written notice given to Buyer at least thirty (30) days before such date, (ii) the date of declaration of the Termination Date pursuant to Section 12(b)(i) and (iii) three hundred sixty-four (364) days after the Effective Date of this Agreement.

“Third Party Originator” means any Person other than a permanent employee of Seller or an Approved Correspondent who solicits, procures, packages, processes or performs any other Origination function with respect to a Mortgage Loan.

“TPO Loan” means a Mortgage Loan that has been solicited, procured, packaged, processed or otherwise Originated by a Third Party Originator.

“Transaction” is defined in Section 1.

“Transaction Documents” means this Agreement (including all exhibits and schedules attached hereto), each Confirmation, each Bailee Letter, each Trust Release Letter, the Side Letter, the Electronic Tracking Agreement, each Takeout Agreement, each Takeout Commitment, each Guaranty, and each deposit account agreement, other agreement, document or instrument executed or delivered in connection therewith, in each case as supplemented, amended, restated or replaced from time to time.

“Transfer” is defined in Section 11(o).

“Trust Release Letter” means a letter in substantially the form of Exhibit M, appropriately completed and authenticated by Seller, or such other form as may be approved by Buyer in writing in its sole discretion.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.

“Uncommitted Facility Amount” is defined in the Side Letter.

“VA” means the U.S. Department of Veterans Affairs or any successor department or agency.

“Wet Funding” means the purchase by Buyer of a Mortgage Loan that is Originated by Seller on the Purchase Date under escrow arrangements satisfactory to Buyer pursuant to which

Seller is permitted to use the Purchase Price proceeds to close the Mortgage Loan before Buyer’s receipt of the complete Loan File.

“Wet Funding Deadline” means, with respect to any Wet Loan, the [***] following the Origination Date for such Wet Loan (counting the Origination Date as the first Business Day), or such later Business Day as Buyer, in its sole discretion, may specify from time to time.

“Wet Loan” means a Mortgage Loan that Seller is selling to Buyer on its Origination Date and accordingly for which the completed Loan File will not have been delivered to Buyer before funding of the related Purchase Price.

(b)        Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2(b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. Any capitalized term used in the Side Letter and used, but not defined differently, in this Agreement has the same meaning here as there. A reference in this Agreement to a Section, Exhibit or Schedule is, unless otherwise specified, a reference to a Section of, or an Exhibit or Schedule to, this Agreement. “Indorse” and correlative terms used in the Uniform Commercial Code may be spelled with an initial “e” instead of “i”. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as supplemented, amended, novated, restated or replaced, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any other means that permits the recipient to reproduce words in a tangible and visible form. Delivery of an executed counterpart of a signature page of this Agreement or any other Transaction Document by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by the appropriate Person or Persons or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” and correlative terms are not limiting and mean “including without limitation”, whether or not that phrase is stated. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until”

each mean “to but excluding”, and the word “through” means “to and including”. Unless otherwise specifically provided, all determinations by Buyer shall be in its sole, absolute and unfettered discretion. If a day for payment or performance specified by, or determined in accordance with, the provisions of this Agreement is not a Business Day, then the payment or performance will instead be due on the Business Day next following that day. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters; all such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if either Seller or Buyer gives notice to the other of them that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date of this Agreement in GAAP or in its application on the operation of such provision, whether any such notice is given before or after such change in GAAP or in its application, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise specifically provided, all accounting calculations shall be made on an unconsolidated basis. Except where otherwise provided in this Agreement, references herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Seller. Except where otherwise provided in this Agreement, any calculation, determination, statement or certificate by the Buyer or an authorized officer of the Buyer or any of its Affiliates provided for in this Agreement that is made in good faith and in the manner provided for in this Agreement shall be conclusive and binding on the parties in the absence of manifest error. A reference to an agreement includes a security agreement, guarantee, agreement or legally enforceable arrangement, whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document or any information recorded on a computer drive or other electronic media form. Where Seller is required by this Agreement to provide any document to Buyer (other than this Agreement including its exhibits and schedules, the Side Letter, the Electronic Tracking Agreement, the Guaranty and their supporting secretary’s or company certificates, hard copies of each of which shall be provided to Buyer), such document shall be provided in electronic form unless Buyer requests that it be provided in hard copy form, in which event Seller will provide it in hard copy form. This Agreement and the other Transaction Documents are the result of negotiations between Buyer and Seller (and Seller’s related parties) and are the product of all parties. In the interpretation of this Agreement and the other Transaction Documents, no rule of construction shall apply to disadvantage one party on the ground that such party originated, proposed, presented or was involved in the preparation of any particular provision of this Agreement or of any other Transaction, or of this Agreement or such other Transaction Document itself. Seller and Buyer may be party to other mutual agreements and nothing in this Agreement shall be construed to restrict or limit any right or remedy under any such other agreement, and nothing in any such other agreement shall be construed to restrict or limit any right or remedy under this Agreement, except to the extent, if any, specifically provided herein or therein. Except where otherwise expressly stated, the Buyer may (i) give or withhold, or give conditionally, approvals and consents, (ii) be satisfied or unsatisfied, and (iii) form opinions and make determinations, in each case in Buyer’s sole and absolute discretion. A reference to “good faith” means good faith as defined in §1-201(20) of the UCC as in effect in the State of New York. Any requirement of good faith, reasonableness, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller or any other Person or the Purchased Mortgage Loans themselves. Buyer may waive, relax or strictly enforce any applicable deadline at any time and to such extent as Buyer shall elect, and no waiver or relaxation of any deadline shall be applicable to any other instance or application of that deadline or any other deadline, and no such waiver or relaxation, no matter how often made or given, shall be evidence of or establish a custom or course of dealing different from the express provisions and requirements of this Agreement.

3.	Initiation; Confirmations; Termination

(a)        Initiation. Any agreement to enter into a Transaction shall be made in writing at the initiation of Seller through Mortgage Finance Online before the Termination Date. If Seller desires to enter into a Transaction, Seller shall deliver to Buyer no earlier than three (3) Business Days before, and no later than 1:30 p.m., Houston, Texas time, on, the proposed Purchase Date, a request for Buyer to purchase an amount of Eligible Mortgage Loans on such Purchase Date. Each such purchase that is proposed to be funded from the Uncommitted Facility Amount (as defined in the Side Letter) shall be wholly discretionary to Buyer. All such purchases shall be on a servicing released basis and shall include the Servicing Rights with respect to such Eligible Mortgage Loan. Such request shall state the Purchase Price and shall include the Confirmation in form and substance acceptable to Buyer related to the proposed Transaction.

(b)        Purchase by Buyer. Subject to the terms of this Agreement and the Side Letter and satisfaction of the conditions precedent set forth in this Section 3 and in Section 7, on the requested Purchase Date for each Transaction, Buyer shall transfer to Seller or its designee — for a newly Originated Eligible Mortgage Loan, by transferring funds to the designated Settlement Agent — an amount equal to the Purchase Price for purchase of each Eligible Mortgage Loan that is the subject of such Transaction on that Purchase Date, less any amounts to be netted against such Purchase Price in accordance with the Transaction terms. The transfer of funds to the Settlement Agent to be used to fund the Mortgage Loan, and if applicable, the netting of amounts for value, on the Purchase Date for any Transaction will constitute full payment by Buyer of the Purchase Price for such Mortgage Loan. Within five (5) Business Days following the Purchase Date, Seller shall (i) take such steps as are necessary and appropriate to effect the transfer to Buyer on the MERS® System of the Purchased Mortgage Loans so purchased, and to cause Buyer to be designated as “Interim Funder” on the MERS® System with respect to each such Purchased Mortgage Loan and (ii) in the case of a Wet Funding, deliver all remaining items of the related Loan File to Buyer. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Buyer shall have no obligation to enter into any Transaction on or after the Termination Date. Seller may (i) initially request less than [***] of the Purchase Price for any one or more Purchased Mortgage Loans, (ii) repay part of the Purchase Price therefor to Buyer or (iii) both, and may subsequently request that Buyer fund (or re-fund) the balance of the Purchase Price to Seller, and in either case so long as both (x) no Default or Event of Default has occurred and is continuing, and (y) Buyer would be committed to fund (or re-fund) such balance if it were a new Transaction, or Buyer elects, in its sole discretion, to do so, Buyer will fund (or re-fund) so much of such balance as Seller shall request. Any such Funding request (each, a “Funding Request”) received before noon (Eastern time) on a Business Day will be funded on the same Business Day. Buyer will use commercially reasonable efforts, but will have no obligation, to fund on the same Business Day any Funding Request received after noon (Eastern time). If Buyer does not fund on the same Business Day any Funding Request received after noon that Buyer would be so committed or so elects to fund, Buyer shall fund it on the next following Business Day.

(c)        Confirmations. The Confirmation for each Transaction shall (i) include the Loan Purchase Detail with respect to the Mortgage Loans subject to such Transaction, (ii) identify Buyer and Seller and (iii) specify (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rates applicable to the Transaction and (E) any additional terms or conditions of the Transaction mutually agreeable to Buyer and Seller. In the event of any conflict between the terms of a Confirmation that has been affirmatively accepted by Buyer and this Agreement, such accepted Confirmation shall prevail.

(d)        Failed Fundings. Seller agrees to report to Buyer by facsimile transmission or electronic mail as soon as practicable, but in no event later than one (1) Business Day after each Purchase Date, any Mortgage Loans that failed to be funded to the related Mortgagor, otherwise failed to close for any reason or failed to be purchased hereunder. Seller further agrees to (i) return, or cause the Settlement Agent to return, to the Funding Account, for refunding to Buyer, the portion of the Purchase Price allocable to such Mortgage Loans as soon as practicable, but in no event later than one (1) Business Day after the related Purchase Date, and (ii) indemnify Buyer for any loss, cost or expense reasonably incurred by Buyer as a result of the failure of such Mortgage Loans to close or to be delivered to Buyer.

(e)        Accrual and Payment of Price Differential. The Price Differential for each Transaction shall accrue during the period commencing on (and including) the day when the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for such Transaction and ending on (but excluding) the day when the Repurchase Price is paid to Buyer. Accrued Price Differential for each Purchased Mortgage Loan shall be due and payable (i) on each Remittance Date and (ii) when any Event of Default has occurred and is continuing, on demand.

(f)        Repurchase Required. Seller shall repurchase from Buyer Purchased Mortgage Loans conveyed to Buyer on or before each related scheduled Repurchase Date and may electively sooner repurchase Purchased Mortgage Loans. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. Seller is obligated to obtain the Purchased Mortgage Loans from Buyer or its designee at Seller’s expense on the related Repurchase Date.

(g)        Termination of Transaction by Repurchase; Transfer of Repurchased Mortgage Loans. On the Repurchase Date, termination of the Transaction will be effected by resale by Buyer to Seller or its designee of the Purchased Mortgage Loans on a servicing released basis against Seller’s submission to Buyer of a Completed Repurchase Advice, all in form and substance satisfactory to Buyer. After receipt of the payment of the Repurchase Price from Seller, Buyer shall transfer such Purchased Mortgage Loans to Seller or its designee and deliver, or cause to be delivered, to Seller or its designee all Mortgage Loan Documents previously delivered to Buyer and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Seller or its designee on the MERS® System. All such transfers from Buyer to Seller or its designee are and shall be without recourse and without any of the transfer warranties of UCC §3-417 or other warranty, express or implied.

(h)        No Obligation to Transfer Purchased Mortgage Loans after Buyer’s Section 12(d) Election. Notwithstanding the foregoing or any other provision to the contrary in this Agreement or any other Transaction Document, Buyer shall not be obligated to transfer any Purchased Mortgage Loans to Seller or any designee of Seller if, pursuant to Section 12(d) after an Event of Default, Buyer has elected either to sell them or to give Seller credit for them.

(i)        Completed Repurchase Advice. If Buyer receives the Completed Repurchase Advice with respect to a Purchased Mortgage Loan at or before 3:00 p.m. Houston, Texas time, on any Business Day, then the Repurchase Date for that Purchased Mortgage Loan will be that same day. If Buyer receives the Completed Repurchase Advice with respect to any Purchased Mortgage Loan after 3:00 p.m. Houston, Texas time, on any Business Day, then the Repurchase Date for that Purchased Mortgage Loan will be the next Business Day. In connection with any repurchase pursuant to a Completed Repurchase Advice, Buyer will debit the Funding Account and the Operating Account, if applicable, for the amount of the Repurchase Price (less any amount of Price Differential to be paid on the next Remittance Date). Without limiting Seller’s obligations hereunder, at any time after the occurrence and during the continuance of a Default or an Event of Default, except for repurchases of individual Mortgage Loans or pools of Mortgage Loans being sold to Approved Takeout Investors, Seller shall not be permitted to repurchase less than all of the Purchased Mortgage Loans without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion.

(j)        Reliance. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a Person authorized to enter into a Transaction on Seller’s behalf.

(k)        Defective Mortgage Loans.

(i)        If, after Buyer purchases a Mortgage Loan, Buyer determines or receives notice (whether from Seller or otherwise) that a Purchased Mortgage Loan is (or has become) a Defective Mortgage Loan, Buyer shall promptly notify Seller, and Seller shall repurchase such Purchased Mortgage Loan at the Repurchase Price on the Early Repurchase Date (as such term is defined below).

(l)        If Seller becomes obligated to repurchase a Mortgage Loan pursuant to Section 3(k)(i), (A) Seller shall be obligated to pay a Defective Mortgage Loan Fee for each such Mortgage Loan and (B) Buyer shall promptly give Seller notice of such repurchase obligation and a calculation of the Repurchase Price therefor. On the same day Seller receives such notice if given at or before 10:00 a.m., Houston, Texas time, or on the next Business Day if such notice is given after 10:00 a.m. (such day, the “Early Repurchase Date”), Seller shall repurchase the Defective Mortgage Loan by paying Buyer the Repurchase Price therefor and the Defective Mortgage Loan Fee, and shall submit a Completed Repurchase Advice. Buyer is authorized to charge any of Seller’s Accounts for such amount unless the Parties have agreed in writing to a different method of payment and Seller has paid such amount by such agreed method. If Seller’s Accounts do not contain sufficient funds to pay in full the amount due Buyer under this Section 3(l), or if the amount due is not paid by any applicable alternative method of payment previously agreed to by the Parties, Seller shall promptly deposit funds in the Operating Account sufficient to pay such amount due Buyer and notify Buyer of such deposit and Buyer, at its election, may fund (or refund) the then-unfunded balance of the Purchase Price of any Purchased Mortgage Loans for which less than [***] of such Purchase Price is then outstanding into the Funding Account and apply the proceeds towards payment of such amount due Buyer. After receipt of the payment of the Repurchase Price and Defective Mortgage Loan Fee therefor from Seller, Buyer shall transfer such Purchased Mortgage Loans to Seller or its designee and deliver, or cause to be delivered, to Seller or such designee all documents for the Mortgage Loan previously delivered to Buyer and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Seller on the MERS® System.

4.	Margin Maintenance

(a)        Margin Deficit. If at any time the sum of the Margin Amounts of all Purchased Mortgage Loans then subject to Transactions is less than the sum of their Repurchase Prices, a margin deficit (“Margin Deficit”) will exist. If at any time either (i) the Margin Deficit exceeds [***] or (ii) any Default or Event of Default has occurred and is continuing, Buyer, by notice to Seller (a “Margin Call”), may require Seller to transfer to Buyer (x) cash, or (y) if Buyer is willing to accept them in lieu of cash, additional Eligible Mortgage Loans reasonably acceptable to Buyer (“Additional Purchased Mortgage Loans”), or (z) a combination, to the extent (if any) acceptable to Buyer, of cash and Additional Purchased Mortgage Loans, so that immediately after such transfer(s) the sum of (i) such cash, if any, so transferred to Buyer plus (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions outstanding at that time, including any such Additional Purchased Mortgage Loans, will be at least equal to the sum of the Repurchase Prices of all Purchased Mortgage Loans then subject to outstanding Transactions.

(b)        Margin Maintenance. If the notice to be given by Buyer to Seller under Section 4(a) is given at or before 10:00 a.m. Houston, Texas time on a Business Day, Seller shall transfer cash and/or, if acceptable to Buyer, Additional Purchased Mortgage Loans to Buyer before 5:00 p.m. Houston, Texas time on the date of such notice, and if such notice is given after 10:00 a.m. Houston, Texas time, Seller shall transfer such cash and/or Additional Purchased Mortgage Loans before 9:30 a.m. Houston, Texas time on the Business Day following the date of such notice. All cash required to be delivered to Buyer pursuant to this Section 4(b) shall be deposited by Seller into the Operating Account and, provided that no Event of Default has occurred and is continuing, shall be held by Buyer in the Operating Account as security for the Obligations or, at Buyer’s option, applied by Buyer to reduce pro rata the Repurchase Prices of all Purchased Mortgage Loans that are then subject to outstanding Transactions. Following the occurrence and during the continuance of any Event of Default, any such cash may be applied to reduce the Repurchase Price of such Purchased Mortgage Loans as Buyer shall select, with the amount to be applied to the Repurchase Price of any particular Purchased Mortgage Loan to be determined by Buyer, using such reasonable method of allocation as Buyer shall elect in its sole discretion at the time. Buyer’s election, in its sole and absolute discretion, not to make a Margin

Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any other time a Margin Deficit exists (or still exists).

(c)        Margin Excess. If on any day after Seller has transferred cash or Additional Purchased Mortgage Loans to Buyer pursuant to Section 4(b), the sum of (i) the cash paid to Buyer and (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions at that time, including any such Additional Purchased Mortgage Loans, exceeds the sum of the Repurchase Prices of all such Purchased Mortgage Loans, then at the request of Seller, Buyer shall return a portion of the cash or Additional Purchased Mortgage Loans to Seller so that the remaining sum of (i) and (ii) does not exceed the sum of such Repurchase Prices; provided that the sum of the cash plus the value of Additional Purchased Mortgage Loans returned shall be strictly limited to an amount, after the return of which, no Margin Deficit will exist.

(d)        Market Value Determinations. Buyer may determine the Market Value of any or all Purchased Mortgage Loans from time to time and with such frequency (which, for the avoidance of doubt, may be daily), and taking into consideration such factors, as it may elect in its sole good faith discretion, including current market conditions and the fact that the Purchased Mortgage Loans may be sold or otherwise disposed of under circumstances where Seller is in default under this Agreement; provided that a Market Value of zero shall be assigned to any Purchased Mortgage Loan that, at the time of determination, is not an Eligible Mortgage Loan. Buyer’s determination of Market Value of Purchased Mortgage Loans will be made using Buyer’s customary methods for determining the price of comparable mortgage loans under the market conditions and Seller’s status prevailing at the time of determination, will not be equivalent to a determination of the fair market value of the Purchased Mortgage Loans made by obtaining competing bids under circumstances where the bidders have adequate opportunity to perform customary mortgage loan and servicing due diligence and, if (1) any Default or Event of Default has occurred and is continuing, (2) Buyer in good faith believes that a secondary market Mortgage Loan purchaser would materially discount the likelihood of realization on any of Seller’s Mortgage Loan transfer warranties or (3) the market for comparable Mortgage Loans is illiquid or otherwise disorderly at the time, such determination will not be equivalent to a determination by Buyer of the Market Value of the Purchased Mortgage Loans made when, as applicable in the circumstances, (A) the originator/servicer is not in default, (B) the likelihood of realization on Seller’s transfer warranties is not materially discounted and/or (C) the market for comparable Mortgage Loans is not illiquid or otherwise disorderly. Buyer’s good faith determination of Market Value shall be conclusive upon the Parties.

5.	Accounts; Income Payments

(a)        Accounts. Seller (i) has established each of the Accounts at Financial Institution on or before the date hereof and (ii) will establish the Impound Collection Account and the Income Collection Account if and when required by Buyer for the purposes of Sections 12(b)(iii) and/or 12(b)(iv). Seller’s taxpayer identification number will be designated as the taxpayer identification number for each Account, the Impound Collection Account and the Income Collection Account, and Seller shall be responsible for reporting and paying taxes on any income earned with respect to the Accounts, the Impound Collection Account and the Income Collection Account. Each such deposit account shall be under the sole dominion and control of Buyer, and

Seller agrees that (i) Seller shall have no right or authority to withdraw or otherwise give any directions with respect to any of such deposit accounts or the disposition of any funds held in such deposit accounts; provided that Seller may cause amounts to be deposited into any such deposit account at any time, and (ii) Financial Institution may comply with instructions originated by Buyer directing disposition of the funds in such deposit accounts without further consent of Seller. Only employees of Buyer shall be signers with respect to such deposit accounts. Pursuant to Section 6, Seller has pledged, assigned, transferred and granted a security interest to Buyer in the Accounts in which Seller has rights or power to transfer rights and all such deposit accounts in which Seller later acquires ownership, other rights or the power to transfer rights. Seller and Buyer hereby agree that Buyer has “control” of such deposit accounts within the meaning of Section 9-104 of the UCC. Any provision hereof to the contrary notwithstanding and for the avoidance of doubt, Seller agrees and acknowledges that Buyer is not required to return to Seller funds on deposit in an Account or the Income Collection Account if any amounts are owed hereunder to Buyer by Seller.

(b)        Cash Pledge Account. Seller has deposited an amount equal to [***] of the Facility Amount (the “Required Amount”) into the Cash Pledge Account. Seller shall cause an amount not less than the Required Amount to be on deposit in the Cash Pledge Account at all times. If on any Remittance Date, the amount on deposit in the Cash Pledge Account is greater than the Required Amount, provided that no Default or Event of Default has occurred and is continuing, upon Seller’s request such excess will be disbursed to Seller on such Remittance Date after application by Buyer to the payment of any amounts owing by Seller to Buyer on such date. At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Cash Pledge Account in accordance with the provisions of Section 5(e).

(c)        Funding Account. The Funding Account shall be used for fundings of the Purchase Price and the Repurchase Price with respect to each Purchased Mortgage Loan in accordance with Section 3. Seller shall cause all amounts to be paid in respect of the Takeout Commitments to be remitted by the Approved Takeout Investors directly to the Funding Account without any requirement for any notice to or consent of Seller. On each Repurchase Date that occurs pursuant to Section 3(f) with respect to any Purchased Mortgage Loan, Buyer will apply the applicable amounts on deposit in the Funding Account to the unpaid Repurchase Price due to Buyer for such Purchased Mortgage Loan and, unless an Event of Default has occurred and is continuing, Buyer will transfer the remaining balance, if any, in the Funding Account to the Operating Account. At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Funding Account in accordance with the provisions of Section 5(e).

(d)        Operating Account.

(i)        The Operating Account shall be used for the purposes of (1) Seller’s payment of Price Differential and any other amounts owing to Buyer under this Agreement, the Side Letter or any other Transaction Document, (2) Seller’s funding of any shortfall between (x) the proceeds of an Eligible Mortgage Loan being purchased by Buyer that are to be disbursed at its Origination and (y) the Purchase Price to be paid by Buyer for that Eligible Mortgage Loan, (3) Seller’s payment of any difference between the Repurchase Price and the amount received by

Buyer from the applicable Approved Takeout Investor in connection with the repurchase of a Purchased Mortgage Loan pursuant to Section 3(i) and (4) for any cash payments made by Seller to satisfy Margin Calls pursuant to Section 4(b).

(ii)        On or before the fourth (4th) Business Day before each Remittance Date, Buyer will notify Seller in writing of the Price Differential and other amounts due Buyer on that Remittance Date. On or before the Business Day preceding each Remittance Date, Seller shall deposit into the Operating Account such cash, if any, as shall be required to make the balance in the Operating Account sufficient to pay all amounts due Buyer on that Remittance Date. On each Remittance Date, Buyer shall withdraw funds from the Operating Account to effect such payment to the extent of funds then available in the Operating Account. If the funds on deposit in the Operating Account are insufficient to pay the amounts then due Buyer in full, Seller shall pay the deficiency amount on the date such payment is due by wire transfer of such amount to the Operating Account, and Buyer shall withdraw the funds so deposited to pay such deficiency to the extent of the funds deposited.

(iii)        Funds deposited by Seller in the Operating Account to cover the shortfall, if any, referred to in clause (2) of Section 5(d)(i) will be disbursed by Buyer to the Settlement Agent along with the Purchase Price of the related Eligible Mortgage Loan being purchased by Buyer to fund the Origination of such Mortgage Loan as provided in Section 3(b).

(iv)        At any time after a Margin Call, if Seller fails to satisfy such Margin Call in accordance with the provisions of Section 4, Buyer may withdraw funds from the Operating Account to pay such Margin Call and shall apply the funds so withdrawn for that purpose to reduce the Repurchase Prices of Purchased Mortgage Loans then subject to outstanding Transactions as provided in Section 4(b). At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Operating Account in accordance with the provisions of Section 5(e).

(v)        Unless (1) a Default or an Event of Default has occurred and is continuing or (2) any amounts are then owing to Buyer or any Indemnified Party under this Agreement or another Transaction Document, on Seller’s request, Buyer will transfer the Operating Account balance to an account designated by Seller.

(e)        Application of Funds. After the occurrence and during the continuance of an Event of Default, at such times as Buyer may direct in its sole discretion, Buyer shall apply all Income and other amounts on deposit in all or any of the Accounts, other than mortgagors’ actual escrow payments held in any account and required to be used for the payment of Property Charges in respect of any Purchased Mortgage Loan, in the same order and manner as is provided in Section 12(e) for proceeds of dispositions of Purchased Mortgage Loans not repurchased by Seller.

(f)        Income Collection Account. Pursuant to Section 6, Seller has pledged, assigned and transferred the Income Collection Account to Buyer and granted Buyer a security interest in the Income Collection Account. No funds other than Income shall be deposited in the Income Collection Account. Where a particular Transaction’s term extends over the date on which Income is paid by the Mortgagor on any Purchased Mortgage Loan subject to that Transaction, that Income will be the property of Buyer until Seller has paid Buyer the full Repurchase Price in respect of such Transaction. Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing and no Margin Deficit then exists, Buyer agrees that Seller or its designee shall be entitled to receive and retain that Income to the full extent it would have been so entitled if the Purchased Mortgage Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller or Subservicer (as the case may be) solely in trust for Buyer pending the payment of the Repurchase Price in respect of such Transaction and the repurchase of the related Purchased Mortgage Loans, and if a Default or an Event of Default has occurred and is continuing, or a Margin Deficit exists that Seller has not satisfied in accordance with the provisions of Section 4, Buyer may direct Seller in writing to deposit into the Income Collection Account (or such other account as Buyer may direct) (i) all Income then held by Seller or Subservicer in respect of Purchased Mortgage Loans subject to outstanding Transactions and (ii) all future Income in respect of Purchased Mortgage Loans subject to new or outstanding Transactions when received by Seller or any Subservicer, and upon receipt of any such direction, Seller shall immediately cause all such Income then held to be deposited, and all such future Income to be deposited within one (1) Business Day after its receipt by Seller or Subservicer, into the Income Collection Account or to such other account as Buyer may direct.

(g)        Seller’s Obligations. The provisions of this Section 5 shall not relieve Seller from its obligations to pay the Repurchase Price on the applicable Repurchase Date and to satisfy any other payment obligation of Seller hereunder or under any other Transaction Document.

6.	Security Interest; Assignment of Takeout Commitments

(a)        Security Interest. Although the Parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Seller of its obligations, liabilities and indebtedness under each such Transaction and Seller’s obligations, liabilities and indebtedness under this Agreement and the other Transaction Documents, Seller hereby pledges, assigns, transfers and grants to Buyer a security interest in the Mortgage Assets in which Seller has rights or power to transfer rights and all of the Mortgage Assets in which Seller later acquires ownership, other rights or the power to transfer rights. “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all Transactions hereunder (including, without limitation, all Servicing Rights with respect thereto), (ii) all Servicing Records, Loan Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property in each case related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased Mortgage Loans, (v) the Accounts, (vi) the Takeout Commitments and Takeout Agreements to the extent Seller’s rights thereunder relate to the Purchased Mortgage Loans, (vii) all Hedging Arrangements to the extent relating to the Purchased Mortgage Loans, (viii) the Income Collection Account, together with all interest on the Income Collection Account, all modifications, extensions and increases of the Income Collection Account and all sums now or at any time hereafter on deposit in the Income Collection Account or represented by the Income Collection Account and (ix) all proceeds of the foregoing including, without limitation, all MBS, and the right to have and receive such MBS when issued, that are, in whole or in part, based on, backed by or created from Purchased Mortgage Loans for which the full Repurchase Price has not been received by Buyer, irrespective of whether such Purchased Mortgage Loans have been released from this security interest. Seller hereby authorizes Buyer to file such financing statements and amendments relating to the Mortgage Assets as Buyer may deem appropriate, and irrevocably appoints Buyer as Seller’s attorney-in-fact to take such other actions as Buyer deems necessary or appropriate to perfect and continue the Lien granted hereby and to protect, preserve and realize on the Mortgage Assets. Seller shall pay all fees and expenses associated with perfecting such Liens including the cost of filing financing statements and amendments under the UCC, registering each Purchased Mortgage Loan with MERS and recording assignments of the Mortgages as and when required by Buyer in its sole discretion. The Parties intend that this Section 6(a) is “a security agreement or arrangement or other credit enhancement”, as defined and described in Sections 101(47)(A)(v) and 741(7)(A)(ix) of the Bankruptcy Code, related to the repurchase agreement and securities contract established and evidenced by this Agreement and the Transactions hereunder.

(b)        Assignment of Takeout Commitment. The sale of each Mortgage Loan to Buyer shall include Seller’s rights (but none of the obligations) under the applicable Takeout Commitment and Takeout Agreement to deliver the Mortgage Loan to the Approved Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Approved Takeout Investor. Effective on and after the Purchase Date for each Mortgage Loan purchased by Buyer hereunder, Seller assigns to Buyer, free and clear of any Lien, all of Seller’s right, title and interest in any applicable Takeout Commitment and Takeout Agreement for such Mortgage Loan; provided that Buyer shall not assume or be deemed to have assumed any of the obligations of Seller under any Takeout Agreement or Takeout Commitment.

7.	Conditions Precedent

(a)        Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent (any of which Buyer may electively waive, in Buyer’s sole discretion):

(i)        Buyer shall have received, (x) at least five (5) days before the Effective Date of this Agreement, all documentation and other information regarding Seller in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that was requested in writing by Buyer at least ten (10) days before the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for Seller, and if Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Buyer shall have also received a Beneficial Ownership Certification of Seller at least five (5) days before the Effective Date if Buyer requested it in writing at least ten (10) days before the Effective Date.

(ii)        on or before the date hereof, Seller shall deliver or cause to be delivered each of the documents listed on Exhibit E in form and substance satisfactory to Buyer and its counsel;

(iii)        as of the date hereof, there has been no Material Adverse Effect on the financial condition of Seller or any Guarantor since the most recent financial statements of such Person delivered to Buyer;

(iv)    as of the date hereof, no material action, proceeding or investigation shall have been instituted or threatened, nor shall any material order, judgment or decree have been issued or proposed to be issued by any Governmental Authority with respect to Seller or any Guarantor;

(v)     Seller shall have delivered to Buyer the opinions of counsel substantially in the form of Exhibit F and in form and substance satisfactory to Buyer and its counsel;

(vi)    Seller shall have delivered to Buyer such other documents, opinions of counsel and certificates as Buyer may reasonably request;

(vii)    Seller shall have established the Accounts at Financial Institution and shall have deposited the Required Amount to the Cash Pledge Account;

(viii)    Seller shall have licenses to Originate Mortgage Loans in all states where it is required to have a license to do so;

(ix)        on or before the date hereof, Seller shall have paid to the extent due all fees and out-of-pocket costs and expenses reasonably incurred (including due diligence fees and expenses and reasonable legal fees and expenses) required to be paid under this Agreement or any other Transaction Document; and

(x)        Buyer shall have received such other documents, information, reports and certificates as it shall have reasonably requested.

(b)        Conditions Precedent to Transactions. Buyer’s obligation to pay the Purchase Price for each Transaction shall be subject to the satisfaction of each of the following conditions precedent, as applicable:

(i)        with respect to each Purchase Date, Seller shall have delivered to Buyer a Confirmation and the Loan Purchase Detail with respect to the Purchased Mortgage Loans subject to such Transaction;

(ii)        Buyer shall have received the items described in clause (x) (for dry Mortgage Loans) or (xi) (for Wet Loans), as applicable, of the definition of “Eligible Mortgage Loan”, in each case in form and substance satisfactory to Buyer;

(iii)        no Default or Event of Default shall have occurred and be continuing;

(iv)        no Margin Deficit shall exist either before or after giving effect to such Transaction;

(v)        this Agreement and each of the other Transaction Documents shall be in full force and effect, and the Termination Date shall not have occurred;

(vi)        each Mortgage Loan subject to such Transaction shall be an Eligible Mortgage Loan;

(vii)    Seller’s and each Guarantor’s representations and warranties in this Agreement and each of the other Transaction Documents to which it is a party and in any Officer’s Certificate delivered to Buyer in connection therewith shall be true and correct in all material respects on and as of the date hereof and such Purchase Date, with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties and Officer’s Certificates that are specifically made only as of a different date, which representations and warranties and Officer’s Certificates shall be correct in all material respects on and as of the date made), and Seller and each Guarantor shall have complied with all the agreements and satisfied all the conditions under this Agreement, each of the other Transaction Documents and the Mortgage Loan Documents to which it is a party on its part to be performed or satisfied at or before the related Purchase Date;

(viii)    no Requirement of Law shall prohibit the consummation of any transaction contemplated hereby, or shall impose limits on the amounts that Buyer may legally receive or would impose a material tax or levy on such Transaction or the Purchase Price, Repurchase Price or any payments made or received in respect thereof;

(ix)     no action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the consummation of any Transaction contemplated hereby or seeking material damages against Buyer in connection with the transactions contemplated by the Transaction Documents;

(x)        Buyer shall have determined that the amounts on deposit in the Operating Account are sufficient to fund any shortfall between (x) the amount Seller is to fund to Originate or otherwise acquire each Mortgage Loan to be purchased by Buyer in such Transaction and (y) the Purchase Price to be paid by Buyer therefor, after taking into account all other obligations of Seller that are to be satisfied with the amounts on deposit in the Operating Account on such Transaction’s Purchase Date;

(xi)        after giving effect to such Transaction, the Aggregate Purchase Price for all outstanding Transactions will not exceed the Facility Amount;

(xii)        Buyer shall have received such other documents, information, reports and certificates as it shall have reasonably requested; and

(xiii)        Seller shall have deposited the Required Amount into the Cash Pledge Account.

The acceptance by Seller, or by any Settlement Agent at the direction of Seller, of any Purchase Price proceeds shall be deemed to constitute a representation and warranty by Seller that the foregoing conditions have been satisfied.

8.	Change in Law

(a)        If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, Buyer (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)        impose on Buyer or the London interbank market any other condition affecting this Agreement or Transactions entered into by Buyer;

and the result of any of the foregoing shall be to increase the cost to Buyer of making or maintaining any purchase hereunder (or of maintaining its obligation to enter into any Transaction) or to increase the cost or to reduce the amount of any sum received or receivable by Buyer (whether of Repurchase Price, Price Differential or otherwise), then Seller will pay to Buyer such additional amount or amounts as will compensate Buyer for such additional costs incurred or reduction suffered.

(b)        If Buyer reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of Buyer’s holding company as a consequence of this Agreement or the purchases made by Buyer under this Agreement to a level below that which Buyer or Buyer’s holding company could have achieved but for such Change in Law (taking into consideration Buyer’s policies with respect to capital adequacy) by an amount deemed by Buyer in good faith to be material, then from time to time Seller will pay to Buyer such additional amount or amounts as will compensate Buyer or Buyer’s holding company for any such reduction suffered.

(c)        A certificate of Buyer setting forth the amount or amounts necessary to compensate Buyer or its holding company, as the case may be, as specified in Section 8(a) or 8(b) shall be delivered to Seller and shall be conclusive absent manifest error. Seller shall pay Buyer, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Failure or delay on the part of Buyer to demand compensation pursuant to this Section 8 shall not constitute a waiver of Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate Buyer pursuant to this Section 8 for any increased costs or reductions incurred more than two hundred seventy (270) days before the date that Buyer notifies Seller of the Change in Law giving rise to such increased costs or reductions and of Buyer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

9.	Segregation of Documents Relating to Purchased Mortgage Loans

Seller shall, and shall cause any other holder on Seller’s behalf, including any financial or securities intermediary, to identify on its books and records, all documents relating to Purchased Mortgage Loans that are in the possession of Seller or such other holder, as subject to this Agreement. All of Seller’s interest in the Purchased Mortgage Loans (including the Servicing Rights) shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Mortgage Loans or other Mortgage Loans with substantially identical terms to Seller pursuant to Section 3(f), Section 3(l), Section 4(c) or Section 21(b).

10.	Representations and Warranties of Seller.

(a)        To induce Buyer to enter into this Agreement and the Transactions hereunder, Seller represents and warrants on the Effective Date of this Agreement and, except where otherwise expressly provided, as of each Purchase Date, as follows:

(i)        Representations and Warranties Concerning Purchased Mortgage Loans. By each delivery of a Confirmation, Seller shall be deemed, as of the Purchase Date of the described sale of each Purchased Mortgage Loan (or, if another date is expressly provided in such representation or warranty, as of such other date), and as of each day thereafter that such Purchased Mortgage Loan continues to be subject to an outstanding Transaction, to represent and warrant that such Purchased Mortgage Loan is an Eligible Mortgage Loan and to make the representations and warranties regarding it that are set forth in Exhibit B.

(ii)        Organization and Good Standing; Subsidiaries. Each of Seller and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Seller or any such Subsidiary. For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its organization and in each jurisdiction in which Seller or a Subsidiary transacts business. Seller has no Subsidiaries except those listed in Exhibit G, as such exhibit has been most recently updated by a revision delivered by Seller to Buyer. With respect to Seller and each such Subsidiary, Exhibit G correctly states its name as it appears in its articles of formation filed in the jurisdiction of its organization, address, place of organization, each state in which it is qualified as a foreign corporation or entity, and in the case of the Subsidiaries, the percentage ownership (direct or indirect) of Seller in such Subsidiary.

(iii)        Authority and Capacity. Seller has all requisite power, authority and capacity to enter into this Agreement and each other Transaction Document and to perform the obligations required of it hereunder and thereunder. This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles. No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Governmental Authority is required under any Requirement of Law before the execution, delivery and performance of or compliance by Seller with this Agreement or any other Transaction Document or the consummation by Seller of any transaction contemplated thereby, except for those that have already been obtained by Seller, and the filings and recordings in respect of the Liens created pursuant to this Agreement and the other Transaction Documents. If Seller is a depository institution, this Agreement is a part of, and will be maintained in, Seller’s official records.

(iv)        No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than Liens created pursuant to this Agreement and the other Transaction Documents) of any nature upon the properties or assets of Seller under, any of the terms, conditions or provisions of Seller’s organizational documents, or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which it is bound (other than this Agreement).

(v)        Performance. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform, and Seller intends to perform, each and every covenant that it is required to perform under this Agreement and the other Transaction Documents.

(vi)        Ordinary Course Transaction. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and neither the sale, transfer, assignment and conveyance of Mortgage Loans to Buyer nor the pledge, assignment, transfer and granting of a security interest to Buyer in the Mortgage Assets, by Seller pursuant to this Agreement is subject to the bulk transfer or any similar Requirement of Law in effect in any applicable jurisdiction.

(vii)     Litigation; Compliance with Laws. There is no Litigation pending or, to Seller’s knowledge threatened, that could reasonably be expected to cause a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the Mortgage Loans sold or to be sold pursuant to this Agreement. Seller has not violated any Requirement of Law applicable to Seller that, if violated, would materially and adversely affect the Mortgage Loans to be sold pursuant to this Agreement or could reasonably be expected to have a Material Adverse Effect.

(viii)     Statements Made. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(ix)        Approved Company. Seller currently holds all approvals, authorizations and other licenses from the Approved Takeout Investors and the Agencies required under the Takeout Guidelines (or otherwise) to Originate, purchase, hold, service and sell Mortgage Loans of the types to be offered for sale to Buyer hereunder.

(x)        Fidelity Bonds. Seller has purchased fidelity bonds and policies of insurance, all of which are in full force and effect, insuring Seller, Buyer and the successors and assigns of Buyer in the greatest of (a) [***], (b) the amount required by the Approved Takeout Investor and (c) the amount required by any other Takeout Guidelines, against loss or damage from any breach of fidelity by Seller or any officer, director, employee or agent of Seller, and against any loss or damage from loss or destruction of documents, fraud, theft or misappropriation, or errors or omissions.

(xi)        Solvency. Both as of the date hereof and immediately after giving effect to each Transaction hereunder, the fair value of Seller’s assets is greater than the fair value of Seller’s liabilities (including contingent liabilities if and to the extent required to be recorded as liabilities on the financial statements of Seller in accordance with GAAP), and Seller (1) is not insolvent (as defined in 11 U.S.C. § 101(32)), (2) is able to pay and intends to pay its debts as they mature and (3) does not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not transferring any Loans with any intent to hinder, delay or defraud any Person.

(xii)     Reporting. In its financial statements, Seller intends to report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP. Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.

(xiii)     Financial Condition. The balance sheets of Seller provided to Buyer pursuant to Section 11(h) (and, if applicable, its Subsidiaries, on a consolidated and consolidating basis) as of the dates of such balance sheets, and the related statements of income, changes in stockholders’ equity and cash flows for the periods ended on the dates of such balance sheets heretofore furnished to Buyer, fairly present in all material respects the financial condition of Seller and its Subsidiaries as of such dates and the results of its and their operations for the periods ended on such dates. On the dates of such balance sheets, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the date of the balance sheet most recently provided, there has been no Material Adverse Effect, nor is Seller aware of any state of facts particular to Seller that (with or without notice or lapse of time or both) could reasonably be expected to result in any such Material Adverse Effect.

(xiv)     Regulation U. Seller is not engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of Buyer’s purchases of Mortgage Loans hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of each such purchase, not more than [***] of the value of the assets (either of Seller only or of Seller and its Subsidiaries on a consolidated basis) will be Margin Stock.

(xv)     Investment Company Act. Neither Seller nor any of its Subsidiaries is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xvi)     Agreements. Neither Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture, or subject to any restriction, that has, or could reasonably be expected to have, a Material Adverse Effect. None of Seller’s Subsidiaries is subject to any dividend restriction imposed by a Governmental Authority other than those under applicable statutory law. Neither Seller nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or indenture which default could reasonably be expected to result in a Material Adverse Effect. No holder of any Debt of Seller or of any of its Subsidiaries has given notice of any alleged default thereunder, or, if given, the same has been cured or will be cured by Seller or the relevant Subsidiary within the cure period provided therein. No Act of Insolvency with respect to Seller, any of its Subsidiaries or any Guarantor, or any of their respective properties is pending, contemplated or, to the knowledge of Seller, threatened.

(xvii)     Title to Properties. Seller and each Subsidiary of Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 11(h), and all such properties and assets are free and clear of all Liens except (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other similar matters to which like properties and assets are commonly subject that do not materially interfere with the use of the property or asset as it is currently being used, (iii) such other Liens as are disclosed in such financial statements and not prohibited under this Agreement and (iv) Liens arising from Seller’s origination of Mortgage Loans utilizing warehouse, gestation and other credit facilities (x) against Purchased Mortgage Loans, in favor only of Buyer or (y) against Mortgage Loans other than Purchased Mortgage Loans originated utilizing other such facilities, in favor of the respective counterparties under such other facilities.

(xviii)     ERISA. All plans (“Plans”) of a type described in Section 3(3) of ERISA in respect of which Seller or any Subsidiary of Seller is an “employer,” as defined in Section 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the IRC, and neither Seller nor any Subsidiary of Seller has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to

Sections 4062, 4063, 4064, 4201 or 4204 of ERISA. No proceedings have been instituted to terminate any such Plan, and no condition exists that presents a material risk to Seller or a Subsidiary of Seller of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA. No material liability exists with respect to any Plan in which Seller, any Subsidiary of Seller or any Guarantor is an “employer”, or any trust forming a part thereof, that has been terminated since December 1, 1974.

(xix)     Proper Names. Seller does not operate in any jurisdiction under a trade name, division, division name or name other than those names previously disclosed in writing by Seller to Buyer, and all such names are utilized by Seller only in the jurisdiction(s) identified in such writing. The only names used by Seller in its tax returns for the last ten (10) years are set forth in Exhibit L.

(xx)     No Undisclosed Liabilities. Other than as disclosed in the financial statements delivered pursuant to Section 11(h), Seller does not have any liabilities or Debt, direct or contingent.

(xxi)     Tax Returns and Payments. All federal, state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon their respective properties, income or franchises, that are, or should be shown on such tax returns to be, due and payable have been paid, including all Federal Insurance Contributions Act (FICA) payments and withholding taxes, if appropriate, other than those that are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied. The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Section 11(h) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller and Seller’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

(xxii)     No Warrants; Shares Valid, Paid and Non-assessable. Seller has not issued, and does not have outstanding, any warrants, options, rights or other obligations to issue or purchase any shares of its capital stock or other securities (or other equity equivalent). The outstanding shares of capital stock (or other equity equivalent) of Seller have been duly authorized and validly issued and are fully paid and non-assessable.

(xxiii)     Credit Information. Seller has full right and authority and is not precluded by law or contract from furnishing to Buyer the applicable consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) and all other credit information relating to each Purchased Mortgage Loan sold hereunder, and Buyer will not be precluded from furnishing such materials to the related Approved Takeout Investor by such laws. Neither the foregoing nor any other provision of this Agreement or any other Transaction Document shall be construed to impose any obligation on Buyer to keep the above described materials confidential or to otherwise comply with the Fair Credit Reporting Act or any similar laws.

(xxiv)     No Discrimination. Seller makes credit accessible to all qualified applicants in accordance with all Requirements of Law. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act. Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.

(xxv)     Home Ownership and Equity Protection Act. There is no Litigation, proceeding or governmental investigation existing or pending or to the knowledge of Seller threatened, or any order, injunction or decree outstanding against or relating to Seller, relating to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.

(xxvi)     In Compliance with Applicable Laws. Seller and its Subsidiaries each complies in all material respects with all Requirements of Law applicable to it. Without limiting the foregoing, Seller and its Subsidiaries each complies in all material respects with all applicable (1) Agency Guidelines, (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations, (4) licensing and approval requirements applicable to Seller’s and its Subsidiaries’ Origination of Mortgage Loans and (5) other laws and regulations referenced in the definition of “Requirement(s) of Law”, in item (ff) of Exhibit B or in both of such places.

(xxvii)     Place of Business and Formation. The principal place of business of Seller is located at the address set forth for Seller in Section 15. As of the date hereof, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Section 15. As of the date hereof and at all times for the past two (2) years, Seller’s jurisdiction of organization is and has been the State of California.

(xxviii)     No Adverse Selection. Seller used no selection procedures that identified the Purchased Mortgage Loans offered to Buyer for purchase hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Seller.

(xxix)     MERS. Seller is a member of MERS in good standing.

(xxx)     Seller is Principal. Seller is engaging in the Transactions as a principal.

(xxxi)     No Default. No Default or Event of Default has occurred.

(xxxii) No Sanctioned Persons. Neither Seller, its Subsidiaries nor any of its or their directors, members, managers, partners, officers, employees, brokers or agents acting or benefiting in any capacity in connection with this Agreement or any other transaction involving Buyer or, to the best of Seller’s knowledge, any of Buyer’s Affiliates, is a Sanctioned Person.

(xxxiii) Anti-Money Laundering Laws. Seller and its Affiliates each complies with all Anti-Money Laundering Laws applicable to it and its agents.

(xxxiv) Anti-Corruption Laws and Sanctions. Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, members, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller, its Subsidiaries and their respective directors, members, managers, partners, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No use of proceeds of any Transaction nor any other transaction contemplated by the Transaction Documents will violate Anti-Corruption Laws or applicable Sanctions.

(b)        Representations as to Additional Mortgage Loans. Subject to the proviso stated in Section 12(a)(iii), on and as of the date of transfer of each Mortgage Loan transferred from Seller to Buyer as an Additional Purchased Mortgage Loan and on each day thereafter before it is repurchased by Seller, Seller shall be deemed to represent to Buyer that each Additional Purchased Mortgage Loan is an Eligible Mortgage Loan and to make the representations and warranties in respect thereof that are set forth in Exhibit B.

(c)        Copies. Each time Seller delivers or causes to be delivered to Buyer a copy (instead of the original) of any document pursuant or relating to this Agreement, any other Transaction Document or any Transaction, Seller shall be deemed to warrant, represent and certify to Buyer at the time of delivery that such copy is a true, correct and complete copy of the original of that document unless such document is accompanied by Seller’s written statement that such document is incorrect or incomplete in the manner specified in such statement.

(d)        Survival of Representations. All the representations and warranties made by Seller to Buyer in this Agreement are binding on Seller regardless of whether the subject matter thereof was under the control of Seller or a third party. Seller acknowledges that Buyer will rely upon all such representations and warranties with respect to each Purchased Mortgage Loan purchased by Buyer hereunder, and Seller makes such representations and warranties in order to induce Buyer to purchase the Mortgage Loans. The representations and warranties by Seller in this Agreement with respect to a Purchased Mortgage Loan shall be unaffected by, and shall supersede and control over, any provision in any existing or future endorsement of any Purchased Mortgage Loan or in any assignment with respect to such Purchased Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty. All Seller representations and warranties shall survive delivery of the Loan Files and the Confirmations, purchase by Buyer of Purchased Mortgage Loans, transfer of the servicing for the Purchased Mortgage Loans to a successor servicer, delivery of Purchased Mortgage Loans to an Approved Takeout Investor, repurchases of the Purchased Mortgage Loans by Seller and termination of this Agreement. The representations and warranties of Seller in this Agreement shall inure to the benefit of Buyer and its successors and assigns, notwithstanding any examination by Buyer of any Mortgage Loan Documents, related files or other documents delivered to Buyer.

11.	Seller’s Covenants.

Seller shall perform, and shall cause each of its Subsidiaries to perform, the following duties at all times during the term of this Agreement:

(a)        Maintenance of Existence; Conduct of Business. Seller and each of its Subsidiaries shall preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including its eligibility as lender, seller/servicer and issuer described under Section 10(a)(ix); and each of Seller and its Subsidiaries shall conduct its business in an orderly and efficient manner and shall keep adequate books and records of its business activities and make no material change in the nature or character of its business or engage in any business substantially different from the mortgage origination and servicing business in which it is engaged on the Effective Date of this Agreement. Seller will not make any material change in its accounting treatment and reporting practices except as required by GAAP. Seller will remain a member of MERS in good standing.

(b)        Compliance with Applicable Laws. Seller shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law, a breach of which would, or could reasonably be expected to, adversely affect the Purchased Mortgage Loans or the Mortgage Loans to be sold pursuant to this Agreement, or that could reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate book reserves determined in accordance with GAAP, consistently applied, established therefor. Seller shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law applicable to it. Without limiting the foregoing, Seller shall comply, and cause its Subsidiaries to comply, in all material respects with all applicable (1) Agency Guidelines, (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations, (4) licensing and approval requirements applicable to Seller’s and its Subsidiaries’ Origination of Mortgage Loans and (5) other laws and regulations referenced in the definition of “Requirement(s) of Law”, in item (ff) of Exhibit B or in both of such places.

(c)        Compliance with Anti-Corruption Laws. Seller shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, members, managers, partners, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d)        Inspection of Properties and Books. Seller shall permit authorized representatives of Buyer to (i) discuss the business, operations, assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, (ii) inspect all of Seller’s property and all related information and reports, and (iii) audit Seller’s operations to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations, all at Seller’s expense and at such reasonable times as Buyer may request. Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Buyer or any authorized representatives of Buyer may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.

(e)        Notices. Seller will promptly notify Buyer of the occurrence of any of the following and shall provide such additional documentation and cooperation as Buyer may request with respect to any of the following:

(i)        any change in the business address and/or telephone number of Seller, any Subsidiary of Seller or any Guarantor;

(ii)        any merger, consolidation or reorganization of Seller, any Subsidiary of Seller or any Guarantor, or any changes in the ownership of Seller, any Subsidiary of Seller or any Guarantor by direct or indirect means. “Indirect” means any change in ownership of a controlling interest of the relevant Person’s direct or indirect parent;

(iii)        any change of the name or jurisdiction of organization of Seller, any Subsidiary of Seller or any Guarantor;

(iv)        any change in the information provided in the Beneficial Ownership Certification delivered to Buyer that would result in a change to the list of beneficial owners identified in such certification;

(v)        any material adverse change in the financial position of Seller, any Subsidiary of Seller or any Guarantor;

(vi)        receipt by Seller, any Subsidiary of Seller or any Guarantor of notice from the holder of any of its Debt of any alleged default thereunder;

(vii)        entry of any court judgment or regulatory order in which Seller, any Subsidiary of Seller or any Guarantor is or may be required to pay a claim or claims that could have a material adverse effect on the financial condition of Seller, any Subsidiary of Seller or any Guarantor, on the ability of Seller, any Subsidiary of Seller or any Guarantor to perform its obligations under any Transaction Document, or on the ability of Seller, any Subsidiary of Seller or any Guarantor to continue its operations in a manner similar to its current operations;

(viii)        the filing of any petition, claim or lawsuit against Seller, any Subsidiary of Seller or any Guarantor that could reasonably be expected to have a material adverse effect on the financial condition of Seller, any Subsidiary of Seller or any Guarantor, on the ability of Seller, any Subsidiary of Seller or any Guarantor to perform its obligations under any Transaction Document, or on the ability of Seller, any Subsidiary of Seller or any Guarantor to continue its operations in a manner similar to its current operations;

(ix)        Seller, any Subsidiary of Seller or any Guarantor admits to committing, or is found to have committed, a material violation of any Requirement of Law relating to its business operations, including its loan generation, sale or servicing operations;

(x)        the initiation of any investigations, audits, examinations or reviews of Seller, any Subsidiary of Seller or any Guarantor by any Agency, Governmental Authority, trade association or consumer advocacy group relating to the Origination, sale or servicing of mortgage loans by Seller, any Subsidiary of Seller or any Guarantor or the business operations of Seller, any Subsidiary of Seller or any Guarantor, with the exception of routine and normally scheduled audits or examinations by the regulators of Seller, any Subsidiary of Seller or any Guarantor;

(xi)        any disqualification or suspension of Seller, any Subsidiary of Seller or any Guarantor by an Agency, including any notification or knowledge, from any source, of any disqualification or suspension, or any warning of any such disqualification or suspension or impending or threatened disqualification or suspension;

(xii)        the occurrence of any actions, inactions or events upon which an Agency may, in accordance with Agency Guidelines, disqualify or suspend Seller or any Subsidiary of Seller as a seller or servicer, including (if Seller is or becomes a Freddie Mac-approved seller or servicer) those events or reasons for disqualification or suspension enumerated in Chapter 5 of the Freddie Mac Single Family Seller/Servicer Guide and (if Seller is or becomes a Fannie Mae-approved seller or servicer) any breach of Seller’s “Lender Contract” (as defined in the Fannie Mae Single Family 2010 Selling Guide) with Fannie Mae including the breaches described or referred to in Section A2-3, 1-01 “Lender Breach of Contract” of the Fannie Mae Single Family Selling Guide;

(xiii)        the filing, recording or assessment of any federal, state or local tax Lien against Seller, any Subsidiary of Seller or any Guarantor, or any of their assets;

(xiv)        the occurrence of any Event of Default hereunder or the occurrence of any Default;

(xv)        the suspension, revocation or termination of any licenses or eligibility as described under Section 10(a)(ix) of Seller, any Subsidiary of Seller or any Guarantor;

(xvi)        any other action, event or condition of any nature that could reasonably be expected to result in a Material Adverse Effect or that, with or without notice or lapse of time or both, will constitute a default under any other agreement, instrument or indenture to which Seller, any Subsidiary of Seller or any Guarantor is a party or to which its properties or assets may be subject; or

(xvii)        any alleged breach by Buyer of any provision of this Agreement or of any of the other Transaction Documents.

(f)        Payment of Debt, Taxes, etc.

(i)        Seller shall pay and perform all obligations and Debt of Seller, and cause to be paid and performed all obligations and Debt of its Subsidiaries in accordance with the terms thereof, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon Seller, its Subsidiaries, or upon their respective income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise that, if unpaid, might become a Lien upon such properties or any part thereof; provided that Seller and its Subsidiaries shall not be required to pay obligations, Debt, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Seller or its Subsidiaries shall have obtained an adequate bond or adequate insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending and if adequate book reserves determined in accordance with GAAP, consistently applied, are established therefor.

(ii)        (A)        All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding taxes imposed on (or measured by) Buyer’s net income (however denominated) or capital, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by any Requirement of Law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date due, (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(B)        In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with all applicable Requirements of Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(C)        Seller agrees to indemnify Buyer for the full amount of Taxes and Other Taxes (including additional amounts with respect thereto), and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 11(f), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(D)        Any assignee of Buyer that is not incorporated or otherwise created under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed IRS Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying (X) that such Foreign Buyer is either (1) entitled to benefits under an income tax treaty to which the United States is a party that eliminates United States withholding tax under Sections 1441 through 1442 of the Code on payments to it or (2) otherwise fully exempts from United States withholding tax under Sections 1441 through 1442 of the Code on payments to it, or (Y) that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, on or before the date upon which each such Foreign Buyer becomes a purchaser of Mortgage Loans hereunder. Each Foreign Buyer will resubmit the appropriate form on the earliest of (x) the third anniversary of the prior submission or (y) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 11(f)(ii) (unless such failure is due to a change in any Requirement of Law occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under this Section 11(f) with respect to Taxes imposed by the United States; provided that should a Foreign Buyer, that is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(E)        Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 11(f) shall survive the termination of this Agreement. Nothing contained in this Section 11(f) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(F)        Each Party acknowledges that it is its intent, for purposes of U.S. federal, state and local income and franchise taxes only, to treat each purchase transaction hereunder as indebtedness of Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by Seller in the absence of an Event of Default by Seller. All Parties agree to such treatment and agree to take no action inconsistent with this treatment unless required by law.

(g) Insurance.        Seller shall maintain, and shall cause its Subsidiaries to maintain, at no cost to Buyer (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy the requirements of prevailing Agency Guidelines applicable to a qualified mortgage originating institution, and shall cause Seller’s policy to be endorsed with the Blanket Bond Required Endorsement and (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies reasonably acceptable to Buyer, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Within thirty (30) days after notice from Buyer, Seller will obtain such additional insurance as Buyer shall reasonably require, at no cost to Buyer. Photocopies of such policies shall be furnished to Buyer at no cost to Buyer upon Seller’s or its Subsidiaries’ obtaining such coverage or any renewal of or modification to such coverage.

(h)        Financial Statements and Other Reports. Seller shall deliver or cause to be delivered to Buyer:

(i)        as soon as available and in any event not later than thirty (30) days after the end of each calendar month, statements of income and changes in stockholders’ equity and cash flow of Guarantor and Guarantor’s Subsidiaries on a consolidated and consolidating basis) for the immediately preceding month, and related balance sheet as of the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the chief financial officer of Guarantor, subject, however, to normal year-end audit adjustments;

(ii)        as soon as available and in any event not later than ninety (90) days after Guarantor’s fiscal year end, statements of income, changes in stockholders’ equity and cash flows of Guarantor and Guarantor’s Subsidiaries on a consolidated and consolidating basis for the preceding fiscal year, the related balance sheet as of the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Buyer (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) and prepared by an accounting firm reasonably satisfactory to Buyer, or other independent certified public accountants of recognized standing selected by Guarantor and acceptable to Buyer, and a certificate signed by the chief financial officer of Guarantor, each stating that said financial statements fairly present in all material respects the financial condition, cash flows and results of operations of Guarantor and Guarantor’s Subsidiaries on a consolidated and consolidating basis as of the end of, and for, such year;

(iii)        together with each delivery of financial statements required in this Section 11(h), a Compliance Certificate executed by Seller’s chief financial officer;

(iv)        photocopies or electronic copies of all regular or periodic financial and other reports, if any, that Seller, Guarantor or any Subsidiary of Seller or Guarantor shall file with the SEC or any other Governmental Authority (other than routine tax and corporate or organizational filings), not later than five (5) Business Days after filing;

(v)        promptly following Buyer’s reasonable request therefor, copies of any detailed audit reports, management letters or recommendations submitted to Seller’s board of directors (or other governing body), or to its audit committee, by independent accountants in connection with the accounts or books of Seller or any of its Subsidiaries, or any audit of any of them;

(vi)     photocopies or electronic copies of any audits completed by any Agency of Seller, Guarantor or any of their Subsidiaries, not later than five (5) Business Days after receiving such audit;

(vii)     not less frequently than once every week (and more often if requested by Buyer), a report in form and substance satisfactory to Buyer summarizing the Hedging Arrangements, if any, then in effect with respect to all Mortgage Loans then owned by Buyer and interim serviced by Seller (or a Successor Servicer); and

(viii)     from time to time, with reasonable promptness, such further information regarding the Mortgage Assets, or the business, operations, properties or financial condition of Seller and any Guarantor as Buyer may reasonably request.

(i)        Additional Information. Promptly following Buyer’s reasonable request therefor, Seller shall deliver or cause to be delivered to Buyer, (x) information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of Seller or any of its Subsidiaries, or compliance with the terms of this Agreement, and (y) information and documentation for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

(j)        Limits on Distributions. Without Buyer’s prior written consent, Seller shall not, and shall not permit any of its Subsidiaries to, pay, make or declare or incur any liability to pay, make or declare any dividend (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself whether now or hereafter outstanding, except that, so long as no Default or Event of Default exists at such time or will occur as a result of such payment, (i) Seller and its Subsidiaries may pay Permitted Dividends, and (ii) Seller may permit redemption or other acquisition of shares of Seller’s stock (or equivalent equity interest) in an aggregate amount in any [***] period of no more than [***] of Seller’s outstanding stock or equivalent equity interest.

(k)        Use of Chase’s Name. Seller shall and shall cause its Subsidiaries to, confine its use of Buyer’s logo and the “JPMorgan” and “Chase” names to those uses specifically authorized by Buyer in writing. Except where required by the federal Real Estate Settlement Procedures Act or the CFPB’s Regulation X thereunder, or the Helping Families Save Their Homes Act of 2009, as amended from time to time, or another Requirement of Law, in no instance may Seller or any of its Subsidiaries disclose to any prospective Mortgagor, or the agents of the Mortgagor, that such Mortgagor’s Mortgage Loan will be offered for sale to Buyer. None of Seller or its Subsidiaries may use Buyer’s name or logo to obtain any mortgage-related services without the prior written consent of Buyer.

(l)        Reporting. In its financial statements, Seller will report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.

(m)        Transactions with Affiliates. Seller will not and will not permit any of its Subsidiaries to (i) enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or (b) in the ordinary course of Seller’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Seller or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, or (ii) make a payment that is not otherwise permitted by this Section 11 to any Affiliate.

(n)        Defense of Title; Preservation of Mortgage Assets. Seller warrants and will defend the right, title and interest of Buyer in and to all Mortgage Assets against all adverse claims and demands of all Persons whomsoever. Seller shall do all things necessary to preserve the Mortgage Assets so that such Mortgage Assets remain subject to a first priority perfected Lien hereunder, excluding Hedging Arrangements that cover both Purchased Mortgage Loans and Mortgage Loans that are subject to another Available Warehouse/MSRs Facility, as to which Seller will do all things necessary to keep Buyer’s Lien pari passu with the Lien of the counterparty to such other Available Warehouse/MSRs Facility. Without limiting the foregoing, Seller will comply with all Requirements of Law applicable to Seller or relating to the Mortgage Assets and cause the Mortgage Assets to comply with all applicable Requirements of Law. Seller will not allow any default to occur for which Seller is responsible under any Mortgage Assets or any Transaction Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Mortgage Assets and the Transaction Documents.

(o)        Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including receivables and leasehold interests) whether now owned or hereafter acquired or allow any of its Subsidiaries to Transfer all or substantially all of its assets to any Person; provided that Seller may, after at least [***] prior written notice to Buyer, allow such action with respect to any Subsidiary that is not a material part of Seller’s overall business operations.

(p)        No Amendment or Compromise. Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any Purchased Mortgage Loan, any related Mortgage Loan Document or any related rights if such amendment, modification, waiver, settlement or compromise could reasonably be expected to adversely affect the value of such Purchased Mortgage Loan.

(q)        Loan Determined to be Defaulted or Defective. Upon discovery by Seller that any Purchased Mortgage Loan is a Defaulted Loan or a Defective Mortgage Loan, Seller shall promptly give notice of such discovery to Buyer.

(r)        Further Assurances. Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Transaction Documents, to perfect the interests of

Buyer in the Mortgage Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

(s)        Hedging Arrangements. Seller shall maintain Hedging Arrangements with respect to all Mortgage Loans not the subject of Takeout Commitments reasonably satisfactory to Buyer, with Persons reasonably satisfactory to Buyer, in order to mitigate the risk that the Market Value of any such Mortgage Loan will change as a result of a change in interest rates or the market for mortgage loan assets before the Mortgage Loan is purchased by an Approved Takeout Investor or repurchased by Seller.

(t)        No Loans or Investments Except Approved Investments. Seller shall not, and shall not permit any of its Subsidiaries to, make or permit to remain outstanding any loans or advances to, or investments in, any Person, except that the foregoing restriction shall not apply to:

(i)         investments in Cash Equivalents;

(ii)         Mortgage Loans and related mortgage-backed securities;

(iii)         investments related to and held in trust for (i) the Guild Mortgage Company Compensation Deferral Plan for Executives Restated Effective January 1, 2007, and (ii) Guild Mortgage Company’s Nonqualified Deferred Compensation Plan, a Nonqualified Excess Deferred Compensation Plan as stipulated in the Nonqualified Plan and Service Agreement with Principal Financial Group effective April 1, 2017.

(iv)         other investments not to exceed [***] in the aggregate without Buyer’s prior written consent.

(u)         Only Permitted Debt. Seller shall not, and shall not permit any of its Subsidiaries to, incur, permit to exist or commit to incur any Debt that has not been approved by Buyer in writing in advance, except the following (collectively, “Permitted Debt”):

(i)         Seller’s obligations under this Agreement and the other Transaction Documents;

(ii)         Seller’s and its Subsidiaries’ obligations under other Available Warehouse/MSRs Facilities;

(iii)         obligations to pay taxes;

(iv)         liabilities for accounts payable, non-capitalized equipment or operating leases and similar liabilities, but only if incurred in the ordinary course of business;

(v)         accrued expenses, deferred credits and loss contingencies that are properly classified as liabilities under GAAP;

(vi)         non-speculative Hedging Arrangements incurred in the ordinary course of business; and

(vii) any other Debt in excess of [***] in the aggregate at any time outstanding except other Debt that has been approved in writing by Buyer, including the Permitted Debt, if any, described in Exhibit J (Buyer shall have no obligation to approve any other Debt, and may approve or disapprove it, in writing or otherwise, in Buyer’s reasonable discretion).

(v)        No Guaranties. Without the prior written consent of Buyer, Seller shall not, and shall not permit any of its Subsidiaries to, guarantee any Debt other than Debt incurred by a Subsidiary for a warehouse or repurchase facility for Mortgage Loans.

(w)        Underwriting Guidelines. Seller will underwrite Eligible Mortgage Loans in compliance with its underwriting guidelines in effect on the date hereof. Seller will not change its underwriting guidelines in any material respect without the prior written consent of Buyer except as may be required from time to time to comply with Agency Guidelines.

(x)        Mergers, Acquisitions, Subsidiaries. Without the prior written consent of Buyer, Seller will not, and will not permit any of its Subsidiaries to, (a) merge with or into any entity (unless Seller is the surviving entity and any of Seller’s Subsidiaries may merge with or into Seller or another Subsidiary of Seller), liquidate or dissolve, or consolidate with or acquire any interest in, any Person, or create, form or acquire any Subsidiary not listed in Exhibit G, or (b) consummate a Division as the Dividing Person. Without limiting the foregoing, if Seller or any of its Subsidiaries that is a limited liability company consummates a Division (with or without Buyer’s prior consent as required above), each Division Successor shall be required to become a Seller under this Agreement by executing a joinder agreement in form and substance approved by Buyer.

(y)        UCC. Seller will not change its name, organizational type or location (within the meaning of Section 9-307 of the UCC) unless it shall have (i) given Buyer at least forty-five (45) days’ prior written notice thereof and (ii) delivered to Buyer all financing statements, amendments, instruments, legal opinions and other documents requested by Buyer in connection with such change. Seller will keep its principal place of business and chief executive office at the location specified in Section 15, and the office where it maintains any physical records of the Purchased Mortgage Loans at a corporate facility of Seller, or, in any such case, upon thirty (30) days’ prior written notice to Buyer, at another location within the United States.

(z)        Takeout Commitments. Except to the extent superseded by this Agreement, Seller covenants that it shall continue to perform all of its duties and obligations to the Approved Takeout Investor, under any applicable Takeout Commitment and Takeout Agreement and otherwise, with respect to a Purchased Mortgage Loan as if such Mortgage Loan were still owned by Seller and to be sold directly by Seller to the Approved Takeout Investor pursuant to such Takeout Commitment on the date provided therein without the intervening ownership of Buyer pursuant to this Agreement. Without limiting the generality of the foregoing, Seller shall timely assemble all records and documents concerning the Mortgage Loan required under any applicable Takeout Commitment (except that photocopies instead of originals shall be used for those documents already provided to Buyer in the Loan File) and all other documents and information that may have been required or requested by the Approved Takeout Investor, and

Seller shall make all representations and warranties required to be made to the Approved Takeout Investor under the applicable Takeout Commitment and Takeout Agreement.

(aa)     Financial Covenants.

(i)         Leverage Ratio. Seller shall not permit the Leverage Ratio of Seller to exceed [***] to [***] computed as of the end of each calendar month.

(ii)        Minimum Adjusted Tangible Net Worth. Seller shall not permit the Adjusted Tangible Net Worth of Seller, computed as of the end of each calendar month, to be less than [***].

(iii)        Maintenance of Available Warehouse/MSRs Facilities. Seller shall maintain at all times Available Warehouse/MSRs Facilities from buyers and lenders other than Buyer such that the Available Warehouse/MSRs Facility under this Agreement constitutes no more than [***] of Seller’s aggregate Available Warehouse/MSRs Facilities.

(iv)        Maintenance of Liquidity. Seller shall have unencumbered Liquidity on the last Business Day of each month in an amount that equals or exceeds [***] of the average of its Marginable Assets on the last Business Days of the current month and the two preceding months.

(v)        Net Income. Seller shall not permit the cumulative net income before taxes of Seller for any [***] to be less than [***], and Seller shall not permit its net income before taxes to be less than [***] for any [***].

(vi)        Wholesale Originations. Seller shall Originate no more than [***] of its total Mortgage Loan originations in any calendar month through wholesale or broker originations.

(bb)     Use of Proceeds. Seller (i) will not request any Transaction, and (ii) will not use, and will ensure that its Subsidiaries and its and their respective directors, members, managers, partners, officers, employees and agents do not use, the proceeds of any Transaction, (x) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of the Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country except to the extent permitted for a Person required to comply with Sanctions, or (z) in any manner that would result in the violation of any Sanctions.

(cc)     Government Regulation. Seller will not (1) be or become subject at any time to any Requirement of Law (including the U.S. Office of Foreign Asset Control list) that prohibits or limits Buyer from entering into any Transaction, or otherwise conducting business, with Seller or (2) fail to provide documentary and other evidence of Seller’s identity as may be requested by Buyer at any time to enable Buyer to verify Seller’s identity or to comply with any applicable

Requirement of Law, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 and the Anti-Corruption Laws.

12.	Events of Default; Remedies.

(a)         Events of Default. Each of the following events shall, upon its occurrence and during its continuance, be an “Event of Default”:

(i)         Seller fails to remit any Price Differential, Income, fees, Repurchase Price, escrow payment or any other amount due to Buyer pursuant to the terms hereof or any other Transaction Document or fails to cure any Margin Deficit as provided in Section 4; or

(ii)         Seller fails to repurchase any Purchased Mortgage Loan at the time and for the amount required hereunder; or

(iii)         (A) any representation or warranty made by Seller or any Guarantor in this Agreement or any other Transaction Document is untrue, inaccurate or incomplete in any material respect (each such representation or warranty, a “Materially False Representation”) on or as of the date made; provided that if any representation or warranty in Section 10(a)(i) or Section 10(b) or on Exhibit B (a “Loan Level Representation”) was when made, or has become, a Materially False Representation, then that Materially False Representation will not constitute a Default or an Event of Default — although such Materially False Representation will cause each affected Purchased Mortgage Loan to cease to be an Eligible Mortgage Loan and Seller shall be obligated to repurchase it from Buyer promptly after learning from any source of its ineligibility — unless both (1) such Loan Level Representation relates to [***] or more Purchased Mortgage Loans and (2) when such Loan Level Representation was made, a Responsible Officer of Seller had actual knowledge that it was being made and that it was untrue, inaccurate or incomplete in a material respect, in which event such Materially False Representation will constitute an Event of Default; or

(B) any information contained in any written statement, report, financial statement or certificate made or delivered by Seller or any Guarantor (either before or after the date hereof) to Buyer pursuant to the terms of this Agreement or any other Transaction Document is untrue or incorrect as of the date when made or deemed made; or

(iv)     Seller shall fail to comply with any of the requirements set forth in Section 11(d) (Inspection of Properties and Books), Section 11(i) (Limits on Distributions), Section 11(q) (Loan Determined to be Defaulted or Defective), Section 11(aa) (Financial Covenants); or

(v)     Guarantor shall fail in the observance or performance of any duty, responsibility or obligation imposed by or set forth in Sections 4(c) (Inspection of Properties and Books) or 4(h) (Limits on Distributions) of the Guaranty; or

(vi)     Seller or any Guarantor, as applicable, shall fail to observe, keep or perform any duty, responsibility or obligation imposed or required by this Agreement or any other Transaction Document other than one of the Events of Default specified or described in another section of this Section 12(a)), and such failure continues unremedied for a period of five (5) days; or

(vii)     any Act of Insolvency occurs with respect to Seller, any Guarantor or any Subsidiary of Seller or any Guarantor; or

(viii)     one or more final judgments or decrees are entered against Seller, any of its Subsidiaries or any Guarantor involving claims not paid or not fully covered by insurance and the same are not vacated, discharged or satisfied, or stayed or bonded pending appeal, within [***] days from the date of entry thereof, and Seller, such Subsidiary or Guarantor, as applicable, shall not within said period of [***] or such longer period during which execution of same shall have been stayed by court order or by written agreement with the judgment creditor, perfect appeal therefrom and cause execution thereof to be stayed during such appeal; or

(ix)     any Agency, private investor or any other Person seizes or takes control of the servicing portfolio of Seller, any Guarantor, any of their Subsidiaries or any Subservicer for breach of any servicing agreement applicable to such servicing portfolio or for any other reason whatsoever; or

(x)     any Agency or Governmental Authority revokes or materially restricts the authority of Seller, any Guarantor or any of their respective Subsidiaries or any Subservicer, to Originate, purchase, sell or service Mortgage Loans, or Seller, any Guarantor or any of their respective Subsidiaries or any Subservicer shall fail to meet all requisite servicer eligibility qualifications promulgated by any Agency; or

(xi)     there is a default under any agreement other than a Transaction Document that Seller or any Guarantor, or any of their respective Affiliates or Subsidiaries, has entered into with Buyer or any of its Affiliates or Subsidiaries; or

(xii)     Seller, any Guarantor or any of their respective Subsidiaries fails to pay when due any other Debt in excess of [***], individually or in the aggregate, beyond any period of grace provided, or there occurs any breach or default with respect to any material term of any such Debt, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, such Debt of such Person to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time or both, or satisfaction of any other condition to acceleration, whether or not any such condition to acceleration has been satisfied); or

(xiii)     there is a Material Adverse Effect; or

(xiv)     there is an Event of Default (however denominated in the agreement for such repurchase or lending arrangement) by Seller, any Guarantor or any of their respective Subsidiaries under (x) any mortgage loan repurchase arrangement similar to the arrangement provided for in this Agreement, including off balance sheet repurchase arrangements, or (y) any warehouse lending arrangement, including off balance sheet warehouse lending arrangements, that Seller or a Subsidiary may have with any other Person, including both (1) any Default (however denominated in such agreement) for which no notice or grace period is specified and that therefore is an Event of Default (however denominated in such agreement) immediately upon its occurrence, and (2) any Default for which such agreement provides for notice, a grace period or both and that has continued uncured by Seller or such Subsidiary (as the case may be) and unwaived by the counterparty to such agreement beyond the applicable notice and grace periods; or

(xv)     (A) Seller or any Guarantor shall assert that any Transaction Document is not in full force and effect or shall otherwise seek to terminate (other than a termination of this Agreement or any Transaction Document that is expressly permitted by this Agreement), or disaffirm its obligations under, any such Transaction Document at any time following the execution thereof or (B) any Transaction Document ceases to be in full force and effect, or any of Seller’s or any Guarantor’s material obligations under any Transaction Document shall cease to be in full force and effect (other than as a result of any termination of this Agreement or any Transaction Document that is expressly permitted by this Agreement), or the enforceability thereof shall be contested by Seller or any Guarantor; or

(xvi)     any Governmental Authority or any trustee, receiver, conservator or similar official acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of Seller, any Guarantor, any of their respective Subsidiaries or any Subservicer, or shall have taken any action to displace the management of Seller, any Guarantor or any of their respective Subsidiaries or to curtail its authority in the conduct of the business of Seller, any Guarantor or any of their respective Subsidiaries, or to restrict the payment of dividends to Seller by any Subsidiary of Seller, and such action shall not have been discontinued or stayed within [***]; or

(xvii)     any Guarantor defaults under its Guaranty, or a default or an event of default shall have occurred under any other Transaction Document; or

(xviii)     any Change in Control of Seller, any of its Subsidiaries or any Guarantor shall have occurred without Buyer’s prior written consent or a material change in the management of Seller, any of its Subsidiaries or any Guarantor shall have occurred that has not been approved by Buyer in writing; or

(xix)     without the Buyer’s prior written consent, (i) any of Mary Ann McGarry or Terry Schmidt, shall cease for any reason whatsoever, including death or disability, to be, and to continuously perform the duties of, President and Chief Executive Officer of each of Seller and Guarantor (in the case of Mary Ann McGarry), and Chief Financial Officer of each of Seller and Guarantor (in the case of Terry Schmidt), or (ii) any two of James Masden, David Battney, or Mike Rish shall cease for any reason whatsoever, including death or disability, to be, and to continuously perform the duties of, Executive Vice President – Loan Servicing of each of Seller and Guarantor (in the case of James Masden), Senior Vice President of each of Seller and Guarantor (in the case of Mike Rish), or Executive Vice President – Capital Markets of each of Seller and Guarantor (in the case of David Battany), or, if any such cessation described in item (i) or cessations described in item (ii) shall occur as a result of death or disability, no successor

(or as applicable, successors) satisfactory to Buyer, in its reasonable judgment, shall have become, and shall have commenced to perform the duties of such offices indicated above within [***] after such cessation; provided that in any instance if any such satisfactory successor shall have been so elected and shall have commenced performance of such duties within such period, then the name of such successor or successors shall be deemed to have been inserted in place of Mary Ann McGarry, Terry Schmidt, Mike Rish, James Masden, or David Battney, as applicable, in this Section 12(a)(xix); or

(xx)     any failure by Seller to deliver assignments executed in blank to Buyer or its designee for each Purchased Mortgage Loan then subject to a Transaction within [***] following any termination of Seller’s MERS membership; or

(xxi)     a downgrade of any of Seller’s or any of its Subsidiaries’ servicer ratings below the ratings held by Seller or such Subsidiary as of the Effective Date of this Agreement or, for ratings initiated after the Effective Date of this Agreement, below such initial ratings; or

(xxii)     the initiation of any investigation or proceeding in respect of Seller or any Guarantor by any Governmental Authority, that is reasonably likely to have a material effect on Seller’s or any Guarantor’s ability to perform its obligations under this Agreement or the other Transaction Documents, provided that Seller is not prohibited by any Requirement of Law from disclosing the fact of the investigation; or

(xxiii)     the Pension Benefit Guaranty Corp. shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of Seller, any Guarantor or any of their respective Subsidiaries; or

(xxiv)     Seller shall become subject to registration as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; or

(xxv)    Buyer shall fail to have a valid and perfected first priority security interest in any of the Purchased Mortgage Loans, including the Servicing Rights thereto, or any other Mortgage Assets, in each case free and clear of any other Lien (excluding Hedging Arrangements that cover both Purchased Mortgage Loans and Mortgage Loans that are subject to another Available Warehouse/MSRs Facility, as to which it will be an Event of Default if Buyer’s Lien shall fail or cease to be pari passu with the Lien of the counterparty to any such other Available Warehouse/MSRs Facility); or

(xxvi)     the Leverage Ratio of Guarantor and its Subsidiaries on a consolidated basis shall exceed 10-to-1 computed as of the end of any calendar month; or

(xxvii)     the Adjusted Tangible Net Worth of Guarantor and its Subsidiaries on a consolidated basis computed as of the end of any calendar month shall be less than One Hundred [***];

(xxviii)     Guarantor and its Subsidiaries on a consolidated basis shall at any time fail to have unencumbered Liquidity on the last day of any month in an amount that equals or exceeds [***] of the average of its Marginable Assets on the last Business Days of the current month and the two preceding months; or

(xxix)     Seller or its Subsidiaries pay dividends which are not Permitted Dividends.

(b)     Remedies. If an Event of Default occurs, Buyer, at its option, may at any time or times thereafter while such Event of Default is continuing, elect by written notice to Seller to do any or all of the following:

(i)     accelerate the Repurchase Date of each outstanding Transaction whose Repurchase Date has not already occurred and cancel the Purchase Date for any Transaction whose Purchase Date has not yet occurred;

(ii)     terminate and replace Seller as interim servicer with respect to any Mortgage Assets at the cost and expense of Seller;

(iii)     direct Seller to cause all Income to be transferred into the Income Collection Account and all escrow payments received to be deposited in the Impound Collection Account within one (1) Business Day after receipt by Seller or any Subservicer;

(iv)     direct or cause Seller to direct, all Mortgagors to remit all Income directly to an account specified by Buyer; and

(v)     terminate any commitment of Buyer to purchase Mortgage Loans under this Agreement or otherwise.

(c)     If Buyer has exercised its option under Section 12(b)(i), then (i) Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans then subject to outstanding Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the greater of (i) the Pricing Rate for such Transaction and (ii) the Prime Rate plus [***] to (y) the Repurchase Price for such Transaction as of the accelerated Repurchase Date as determined pursuant to Section 12(b) (decreased as of any day by (A) any amounts retained by Buyer with respect to such Repurchase Price pursuant to Section 12(b)(iii) and 12(b)(iv) and (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to Section 12(d), on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be paid over to and retained by Buyer and shall be applied to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (iv) in accordance with Sections 4 and 5, all amounts on deposit in the Accounts, shall be applied by Buyer to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (v) Seller shall, if directed by Buyer in writing, immediately deliver to Buyer any documents then in Seller’s possession relating to any Purchased Mortgage Loans subject to such Transactions and (vi) Buyer may, by notice to Seller, declare the Termination Date to have occurred.

(d)        Upon the exercise by Buyer of its option under Section 12(b)(i), without prior notice to Seller, Buyer may (A) immediately sell, on a servicing released or servicing retained basis as Buyer deems desirable, in a recognized market at such price or prices as Buyer may in its sole discretion deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents.

(e)        The proceeds of any disposition or the amount of any credit described above shall be applied first, to the costs and expenses reasonably incurred by Buyer in connection with or as a result of an Event of Default (including reasonable legal fees and consulting fees, accounting fees, file transfer and inventory fees, costs and expenses reasonably incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses reasonably incurred in connection with a disposition of the Purchased Mortgage Loans); second, to costs of cover and/or related hedging transactions; third, to the aggregate and accrued Price Differential owed hereunder, fourth, to the remaining aggregate Repurchase Prices owed hereunder; fifth, to any other accrued and unpaid obligations of Seller hereunder and under the other Transaction Documents and sixth, any remaining proceeds shall be paid to Seller or other Person legally entitled thereto.

(f)        The Parties acknowledge and agree that:

(i)        Buyer has no desire or intention to hold any of the Purchased Mortgage Loans for investment under any circumstances, and if (x) Seller fails to repurchase any Purchased Mortgage Loan when required to do so by this Agreement, whether before or after its termination, or (y) any Event of Default has occurred and is continuing, and (z) Buyer has not made an affirmative election under the circumstances then prevailing to retain such Purchased Mortgage Loan pursuant to clause (B) of Section 12(d), Buyer will sell it (i) if practicable and if the sale can be made without Buyer’s having to undertake representation, warranty or other obligations that Buyer, acting in its sole discretion, considers unacceptable, to the relevant Approved Takeout Investor (if any), or (ii) by private sale to another Person in the secondary mortgage market, undertaking only such representation, warranty and other obligations, if any, to such Person as Buyer, acting in its sole discretion, considers acceptable, at the earliest reasonable opportunity and for such price as Buyer, acting in its sole discretion, determines to be the optimal price available at the time of such sale; provided that if at any time Buyer determines that the secondary market for residential mortgage loans is illiquid, disrupted or dysfunctional, Buyer may elect to postpone sales of Purchased Mortgage Loans for so long as Buyer determines that any such market conditions persist, and no such delay shall be construed to constitute or require a change in the classification of the Purchased Mortgage Loans in Buyer’s hands from “held for sale” to “held for investment”, and in all cases, to the maximum extent not prohibited by applicable law, their Market Value shall be the only “reasonable determinant of value” of Purchased Mortgage Loans for purposes of Section 562 of the Bankruptcy Code;

(ii)        in the absence (whether because of market disruptions or for any other reason whatsoever) of a generally recognized source for secondary mortgage market prices of, or for bid or offer quotations for, any one or more Purchased Mortgage Loans at any time, whether before or after any termination of this Agreement, Buyer may determine the Market Values of such Purchased Mortgage Loans using such means, methods, averaging, weighting, calculations and assumptions as it shall determine in its sole discretion to be appropriate, and Buyer’s determination shall be conclusive and binding, absent manifest error, for all purposes, it being the Parties’ specific intention to include therein the purposes of Sections 559 and 562 of the Bankruptcy Code;

(iii)        except to the extent, if any, contrary to market practice, in determining values of Purchased Mortgage Loans, Buyer shall include all related accrued Income available either to be transferred to a secondary market purchaser or to be retained by Buyer to reduce their Repurchase Prices; and

(iv)        in determining the Market Value of any Purchased Mortgage Loans, it is reasonable for Buyer to use and rely on the Loan Purchase Detail provided by Seller pursuant to Section 3(c) without being required to check or verify the accuracy or completeness of such information.

(g)        The Parties further recognize that if, under the circumstances described in clause (x) or clause (y) of Section 12(f)(i), Buyer has elected to sell Purchased Mortgage Loans, the market for Mortgage Loans may then be insufficiently liquid or dysfunctional in other respects, they agree that Buyer may elect the time and manner of liquidating any Purchased Mortgage Loan, and nothing contained herein shall obligate Buyer (i) to liquidate any Purchased Mortgage Loan immediately after Seller’s failure to repurchase it when required by this Agreement, the occurrence of an Event of Default or any termination of this Agreement, or (ii) to liquidate all Purchased Mortgage Loans in the same manner or on the same day, and no exercise by Buyer of any right or remedy shall constitute a waiver of any other right or remedy. Seller shall be liable to Buyer for (i) the amount of all reasonable legal fees and other expenses reasonably incurred by Buyer in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions reasonably incurred) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(h)        To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amount owing by Seller hereunder that Seller has failed to pay when due, from the date such amount became due and payable until such amount is (i) paid in full by or on behalf of Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Section 12(h) shall be at a rate equal to the greater of (x) the Pricing Rate for the relevant Transaction and (y) the Prime Rate plus [***].

(i)        If an Event of Default occurs and is continuing, Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement entered into in connection with the Transactions contemplated by this Agreement, under applicable law or in equity.

(j)        Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller.

13.	Servicing Rights Are Owned by Buyer; Interim Servicing of the Purchased Mortgage Loans

(a)        As a condition of purchasing an Eligible Mortgage Loan, Buyer hereby engages Seller to interim service such Purchased Mortgage Loan as agent for Buyer for a term (the “Interim Servicing Term”) commencing on the Purchase Date of such Purchased Mortgage Loan and ending on the first Remittance Date thereafter, as such term may be renewed from time to time as provided in Section 13(a)(vi), on the following terms and conditions:

(i)        Seller shall interim service and temporarily administer the Purchased Mortgage Loan on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirements of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Agreement and the Approved Takeout Investor, so that the eligibility of the Purchased Mortgage Loan for purchase under such Takeout Agreement is not voided or reduced by such interim servicing and temporary administration;

(ii)        If any Eligible Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or any of its Affiliates (a “Subservicer”), or if the interim servicing of any Purchased Mortgage Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related subservicing agreement and a Subservicer Instruction Letter executed by such Subservicer (collectively, the “Subservicing Agreement”) to Buyer before such Purchase Date or interim servicing transfer date, as applicable. Each such Subservicing Agreement shall be in form and substance acceptable to Buyer. In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Purchased Mortgage Loans, which consent may be withheld in Buyer’s sole discretion. In no event shall Seller’s use of a Subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were interim servicing such Purchased Mortgage Loans directly. Any termination of Seller as interim servicer shall automatically terminate each Subservicer. If any Agency or Governmental Authority revokes or materially restricts any Subservicer’s authority to originate, sell or service Mortgage Loans, or if any Subservicer shall fail to meet all requisite originator, seller and servicer eligibility qualifications promulgated by any Agency, Buyer may direct Seller to immediately terminate such Subservicer as a subservicer of any or all of the Purchased Mortgage Loans and Seller shall promptly cause the termination of such Subservicer as directed by Buyer.

(iii)        Seller acknowledges that it has no right, title or interest in the Servicing Rights for any Purchased Mortgage Loan, and agrees that Seller may not transfer or assign any rights to master service, service, interim service, subservice or administer any Purchased Mortgage Loan before Seller’s repurchase thereof from Buyer (by payment to Buyer of the Repurchase Price therefor) other than an interim servicing transfer to a Subservicer approved by Buyer pursuant to a Subservicing Agreement approved by Buyer as described above in this Section 13.

(iv)        Seller shall deliver all physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all of the related Servicing Records that are not already in Buyer’s possession, to Buyer’s designee upon the earliest of (x) the occurrence of a Default or Event of Default hereunder unless Buyer gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term, (y) the termination of Seller as interim servicer by Buyer pursuant to Section 13(a)(v) or (z) the expiration (and non-renewal) of the Interim Servicing Term. Seller’s transfer of the Servicing Records and the physical and such contractual servicing materials, files and records under this Section 13(a)(iv) shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(v)        Buyer shall have the right to terminate Seller as interim servicer of any of the Purchased Mortgage Loans, which right shall be exercisable at any time in Buyer’s sole discretion, upon written notice.

(vi)        The Interim Servicing Term will be deemed renewed (when it would otherwise expire) on each Remittance Date following the second Remittance Date after the related Purchase Date for a renewal term extending to the next succeeding Remittance Date unless (i) Seller has sooner been terminated as interim servicer of all of the Purchased Mortgaged Loans pursuant to Section 13(a)(v), or (ii) an Event of Default has occurred and is continuing, in which latter event the Interim Servicing Term will expire on the earlier of (x) the termination date specified in a Buyer’s notice to Seller terminating the Interim Servicing Term or (y) such Remittance Date unless Buyer gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term.

(vii)        The Interim Servicing Term will automatically terminate and Seller shall have no further obligation to interim service such Purchased Mortgage Loan as agent for Buyer or to make the delivery of documents required under this Section 13, upon receipt by Buyer of the Repurchase Price therefor.

(viii)        Buyer has no obligation to pay Seller a fee for the interim servicing obligations Seller agrees to assume hereunder, no fee or other compensation will ever accrue or be or become owing, due or payable for or on account of such interim servicing and such interim servicing rights have no monetary value.

(b)        During the period Seller is interim servicing the Purchased Mortgage Loans as agent for Buyer, Seller agrees that Buyer is the owner of the related Servicing Rights, Credit Files and Servicing Records and Seller, acting as interim servicer, shall at all times maintain and safeguard, and cause any Subservicer to maintain and safeguard, the Credit File for the Purchased Mortgage Loan (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its interim servicing of the Purchased Mortgage Loan, Seller’s possession of the Credit Files and Servicing Records being for the sole purpose of interim servicing such Purchased Mortgage Loans and such retention and possession by Seller being in a temporary custodial capacity only.

(c)        Seller further covenants as follows:

(i)        Buyer may, at any time during Seller’s business hours on reasonable notice (provided that after the occurrence and during the continuance of a Default or an Event of Default, no notice shall be required), examine and make copies of all such documents and records relating to interim servicing and administration of the Purchased Mortgage Loans;

(ii)        At Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being interim serviced by Seller, which reports shall include a description of any event that would cause the Purchased Mortgage Loan to become a Defaulted Loan or a Defective Mortgage Loan or any other circumstances that could cause a material adverse effect on such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller may be required to deliver such reports until the repurchase of the Purchased Mortgage Loan by Seller;

(iii)        Seller shall immediately notify Buyer if it becomes aware of any payment default that occurs under any Purchased Mortgage Loan or any default under any Subservicing Agreement that would materially and adversely affect any Purchased Mortgage Loan subject thereto; and

(iv)        If, during the Post-Origination Period, any Mortgagor contacts Seller requesting a payoff quote on the related Purchased Mortgage Loan, Seller shall ensure that any payoff quote provided requires Mortgagor to wire payoff funds directly to the Funding Account and includes wiring instructions therefor.

(d)        Seller shall release its custody of the contents of any Credit File and any Loan File only (i) in accordance with the written instructions of Buyer, (ii) to a Subservicer approved by Buyer, (iii) when such release is required as incidental to Seller’s servicing of the Purchased Mortgage Loan, or is required to complete the Takeout Funding or comply with the Takeout Guidelines, or (iv) as required by any Requirement of Law.

(e)        Buyer reserves the right to appoint a successor interim servicer, or a regular servicer, at any time to service any Purchased Mortgage Loan (each a “Successor Servicer”) in its sole discretion. If Buyer elects to make such an appointment after the occurrence of a Default or an Event of Default, Seller shall be assessed all costs and expenses incurred by Buyer associated with transferring the physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all related Servicing Records, to the Successor Servicer. In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related Servicing Records held by Seller, together with any and all mortgagors’ escrow payments held in any account and all other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer, and shall otherwise fully cooperate with Buyer in effectuating such transfer. Seller shall have no claim for lost interim servicing income, any termination fee, lost profits or other damages if Buyer appoints a Successor Servicer hereunder. Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, without payment of any termination fee or any other amount to Seller or any Subservicer, sell any or all of the Purchased Mortgage Loans on a servicing released basis, at the sole cost and expense of Seller.

(f)        In the event Seller is terminated as interim servicer of any Purchased Mortgage Loan, whether by expiry of the Interim Servicing Term or by any other means, Seller shall cooperate with Buyer in effecting such termination and transferring all authority to interim service such Purchased Mortgage Loan to the Successor Servicer. Without limiting the generality of the foregoing, Seller shall, in the manner and at such times as the Successor Servicer or Buyer shall reasonably request (i) promptly transfer all data in its possession relating to the applicable Purchased Mortgage Loans and other Mortgage Assets to the Successor Servicer in such electronic format as the Successor Servicer may reasonably request, (ii) promptly transfer to the Successor Servicer, Buyer or Buyer’s designee all other files, records, correspondence and documents relating to the applicable Purchased Mortgage Loans and other Mortgage Assets and (iii) fully cooperate and coordinate with the Successor Servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements, notices or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable Requirements of Law applicable to the transfer of the servicing of the applicable Purchased Mortgage Loans. Seller agrees that if Seller fails to cooperate with Buyer or any Successor Servicer in effecting the termination of Seller as servicer of any Purchased Mortgage Loan or the transfer of all authority to service such Purchased Mortgage Loan to such Successor Servicer in accordance with the terms hereof, Buyer will be irreparably harmed and entitled to injunctive relief and shall not be required to post bond.

(g)        Notwithstanding anything to the contrary in any Transaction Document, Seller and Buyer agree that all Servicing Rights with respect to the Purchased Mortgage Loans are being transferred hereunder to Buyer on the applicable Purchase Date, the Purchase Price for the Purchased Mortgage Loans includes full and fair consideration for such Servicing Rights and such Servicing Rights will be conclusively deemed to be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such Purchased Mortgage Loans.

14.	Single Agreement

Buyer and Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder, together with the provisions of the Side Letter, constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder and its obligations under the Side Letter, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder or any obligations under the Side Letter and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction or any agreement under the Side Letter shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder or any agreement under the Side Letter, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

15.	Notices and Other Communications

Except as otherwise expressly provided herein, all such notices, statements, demands or other communications shall be in writing and shall be deemed to have been duly given and received (i) if sent by facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile from the sending facsimile machine or (ii) if emailed, upon confirmation of receipt by the recipient (including by the recipient’s replying to the email or by the sender’s receiving a read receipt when the sender has chosen MS Outlook’s “request a read receipt” option, or a substantially similar option under another email program, for the email when sent), provided that for both clauses (i) and (ii), if such transmission-confirmed facsimile is sent or such read receipt is received outside of the recipient’s normal business hours, the faxed or emailed communication shall be deemed received at the opening of business on the next Business Day, or (iii) if hand delivered, when delivery to the address below is made, as evidenced by a confirmation from the applicable courier service of delivery to such address, but without any need of evidence of receipt by the named individual required and (iv) if mailed by Express Mail or sent by overnight courier, on the following Business Day, in each case addressed as follows:

if to Seller:

Guild Mortgage Company

5898 Copley Drive, 5th Floor

San Diego, California 92111

Attention:    Terry Schmidt

Executive Vice President and Chief Financial Officer

Phone: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Fax: (___) ___-____

email: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

if to Buyer:

JPMorgan Chase Bank, N.A.

(for mail, courier and fax deliveries)

712 Main Street, 5th Floor North

Houston, Texas 77002

Attention: Thanh Roettele, Corporate Client Banking

Fax: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

(for telephone and email)

Attention: Carolyn W. Johnson

Phone: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

email: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

with copies to:

JPMorgan Chase Bank, N.A.

Mortgage Warehouse Finance Operations

Attn: MWF Operations Team

TX1-0022

14800 Frye Road, 2nd Floor

Fort Worth, TX 76155

Attention: Veronica J. Chapple

Phone: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Fax: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

email: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Either Party may revise any information relating to it by notice in writing to the other Party given in accordance with the provisions of this Section 15.

16.	Fees and Expenses; Indemnity

(a)        Seller will pay its own legal and accounting fees and other costs incurred in respect of this Agreement, the other Transaction Documents and this facility. Seller will promptly pay all out-of-pocket costs and expenses reasonably incurred by Buyer, including reasonable attorneys’ fees, in connection with (i) preparation, negotiation, and documentation of this Agreement and the other Transaction Documents, (ii) administration of this Agreement and the other Transaction Documents and any amendment or waiver thereto and purchase and resale of Mortgage Loans by Buyer hereunder, (iii) protection of the Purchased Mortgage Loans (including all costs of filing or recording any assignments, financing statements, amendments and other documents), (iv) performance of due diligence and audits in respect of Mortgage Loans purchased or proposed for purchase hereunder and Seller’s and any Guarantor’s business and finances, by Buyer or any agent of Buyer, conducted before and after the date hereof, (v) enforcement of Buyer’s rights hereunder and under any other Transaction Document (including costs and expenses suffered or incurred by Buyer in connection with any Act of Insolvency related to Seller or any Guarantor, appeals and any anticipated post-judgment collection services), (vi) entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, including all fees, expenses and commissions reasonably incurred, and (vii) any cost or expense reasonably incurred, directly or arising or resulting from the occurrence of an Event of Default.

(b)        In addition to its other rights hereunder, Seller shall indemnify Buyer and Buyer’s Affiliates and Subsidiaries and their respective directors, officers, agents, advisors and employees (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against, and hold Buyer and each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party (“Losses”) relating to or arising out of this Agreement, any other Transaction Document or any other related document, or any transaction contemplated hereby or thereby or any use or proposed use of proceeds thereof and amendment or waiver thereof, or any breach by Seller, any Guarantor or any Subservicer engaged by Seller of any covenant, representation or warranty contained in any of such documents, or arising out of, resulting from, or in any manner connected with, the purchase by Buyer of any Mortgage Loan or the servicing of any Purchased Mortgage Loans by Seller or any Subservicer; provided that Seller shall not be required to indemnify any Indemnified Party to the extent such Losses result from the gross negligence or willful misconduct of such Indemnified Party. The provisions of this Section 16 shall survive the termination of this Agreement.

17.	Shipment to Approved Takeout Investor; Trust Release Letters

(a)        Shipping Instructions. If Seller desires that Buyer send a Mortgage Note and the related Mortgage to an Approved Takeout Investor, rather than to Seller directly, in connection with Seller’s repurchase of the related Purchased Mortgage Loan, then Seller shall prepare and send to Buyer Shipping Instructions to instruct Buyer when and how to send such Mortgage Note and related Mortgage to such Approved Takeout Investor or its designee. Buyer shall use its best efforts to send each Mortgage Note and related Mortgage on or before the date specified for shipment in the Shipping Instructions in accordance with the cutoff times specified in the “Chase Mortgage Warehouse Finance Customer Reference Guide” provided by Buyer to Seller, or otherwise specified by Buyer to Seller in writing from time to time. If Seller instructs Buyer to send a Mortgage Note and related Mortgage before the Repurchase Date, Buyer will send the Mortgage Note and related Mortgage under a Bailee Letter. If Seller does not provide Buyer with Shipping Instructions with respect to a Mortgage Loan, Buyer shall send the Mortgage Note and related Mortgage to Seller at such time as Buyer receives the Repurchase Price therefor.

(b)        Trust Release Letters. If Seller believes that a Mortgage Note or other document in a Loan File contains one or more errors or omissions that are correctable and the correction of which is necessary to facilitate the purchase or enforceability of that Mortgage Loan, then Seller may deliver a Trust Release Letter to Buyer to request the release of the Mortgage Note or other document in the Loan File to Seller for the purpose of making that correction. If Buyer, in its sole discretion, deems the reason stated by Seller in the Trust Release Letter to be sufficient to warrant return of the Mortgage Note or such other document to Seller for correction, then Buyer will deliver the Mortgage Note or such other document to Seller at its earliest convenience. Seller shall return to Buyer the corrected Mortgage Note or other document provided by no later than the fifth (5th) Business Day after the date of the related Trust Release Letter. Whenever the Mortgage Note for any Purchased Mortgage Loan or any other document from the related Loan File is in the possession of Seller pursuant to a Trust Release Letter or otherwise, Seller shall hold such Mortgage Note or other document in trust for the benefit of Buyer. At no time shall the aggregate original Outstanding Principal Balance of all Mortgage Notes released, or from whose Loan Files any other documents are so released, to Seller pursuant to this Section 17(b) exceed [***].

18.	Buyer as Attorney-in-Fact

Buyer is hereby appointed the attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may, in good faith, deem necessary or advisable to accomplish the purposes hereof, including (i) receiving, endorsing and collecting all checks made payable to the order of Seller representing any Income on any of the Purchased Mortgage Loans and giving full discharge for the same, (ii) perfecting and continuing the Lien granted by this Agreement and (iii) protecting, preserving and realizing on the Mortgage Assets. Buyer agrees to not exercise the power granted by this Section 18 unless an Event of Default has occurred and is continuing; provided that Buyer may (i) add and amend endorsements in Seller’s name of Mortgage Notes either in blank or to any Approved Takeout Investor or its designee, cancel endorsements and re-endorse Mortgage Notes in Seller’s name and (ii) take such actions as it deems in good faith to be necessary or appropriate to accomplish the purposes hereof, to perfect and continue the Lien granted hereby and to protect and preserve the Mortgage Assets, at any time before or after any Event of Default shall have occurred. This appointment of Buyer as attorney-in-fact is coupled with an interest and irrevocable.

19.	Wire Instructions

(a)        Unless otherwise specified in this Agreement, any amounts to be transferred by Buyer to Seller hereunder shall be sent by wire transfer in immediately available funds to the account of Seller at:

Bank:	JPMorgan Chase Bank, N.A.
ABA No.:	[***]
Account Name:	Guild Mortgage Funding Account
Acct. No.:	[***]
Attn:	Vickie Chapple [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

(b)        Any amounts to be transferred by Seller to Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of Buyer at:

Bank:	JPMorgan Chase Bank, N.A.
ABA No.:	[***]
Account Name:	Chase Mortgage Warehouse Finance - Clearing Account
Acct. No.:	[***]
Attn:	Vickie Chapple [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

(c)        Amounts received after 4:00 p.m., Houston, Texas time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

20.	Entire Agreement; Severability

This Agreement, as supplemented by the Side Letter, supersedes any existing agreements between the Parties containing terms and conditions for repurchase transactions. Each provision and agreement of this Agreement and the other Transaction Documents shall be treated as separate and independent from any other provision or agreement of this Agreement and the other Transaction Documents and shall be enforceable notwithstanding the unenforceability of any of such other provisions or agreements. Without limiting the generality of the foregoing, if any phrase or clause of any Transaction Document would render any provision or agreement of that (or any other) Transaction Document unenforceable, such phrase or clause shall be disregarded and deemed deleted, and such provision or agreement shall be enforced as fully as if the offending phrase or clause had never appeared.

21.	Assignments; Termination

(a)        The rights and obligations of Seller under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void.

(b)        Buyer may assign all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets at any time without the consent of any Person, provided that any such assignment, other than an assignment to an Affiliate of Buyer, is subject to the prior written consent of Seller so long as an Event of Default or Default has not occurred and is not continuing. Any such assignment shall be in a minimum amount of at least [***] unless otherwise consented to by Seller; provided that Seller’s consent shall not be required if an Event of Default or Default has occurred and is continuing. Resales of Purchased Mortgage Loans by Buyer (subject to (i) Seller’s right to repurchase the Purchased Mortgage Loans before termination of this Agreement or Buyer’s liquidation of the Purchased Mortgage Loans pursuant to Section 12 and (ii) Buyer’s obligation to deliver the same to Seller or its designee upon receipt of the Repurchase Price therefor) in accordance with applicable law, shall be permitted without restriction. Buyer may sell participation interests in all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets to any Person at any time without the consent of any Person. In addition to, and notwithstanding any provision to the contrary in, the foregoing, Buyer may assign its rights to enforce this Agreement as to any Mortgage Loan to any Person that subsequently purchases such Mortgage Loan from Buyer or provides financing to Buyer with respect to such Mortgage Loan.

(c)        In addition to the foregoing, Buyer may, at any time in its sole discretion, pledge or grant a Lien in all or any portion of its rights under this Agreement (including any rights to Mortgage Assets and any rights to payment of the Repurchase Price) to secure obligations to a Federal Reserve Bank or Federal Home Loan Bank, without notice to or consent of Seller; provided that no such pledge or grant of a security interest would release Buyer from any of its obligations under this Agreement, or substitute any such pledgee or grantee for Buyer as a party to this Agreement.

(d)        Subject to the foregoing, this Agreement and any Transactions shall bind and benefit the Parties and their respective successors and assigns.

(e)        Notwithstanding any of the foregoing provisions of this Section 21, Buyer shall not be precluded from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 12.

(f)        This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the date occurring on or after the Termination Date on which all Repurchase Prices and all other obligations of Seller under the Transaction Documents have been paid in full.

22.	Counterparts; Signatures

(a)        This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)        Delivery of an executed counterpart of a signature page of this Agreement or any other Transaction Document by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require Buyer to accept electronic signatures in any form or format without its prior written consent.

23.	Governing Law; Consent to Jurisdiction

(a)        This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal law applicable to national banks.

(b)        Seller hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Southern District Of New York and of any New York state court sitting in the City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the Transactions contemplated hereby, or for recognition or enforcement of any judgment, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against Buyer may only) be heard and determined in such state court or, to the extent permitted by law, in such federal court. Seller hereby irrevocably waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 23 shall affect the right of Buyer to bring any action or proceeding against Seller or its Property in the courts of other jurisdictions. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address for notices hereunder specified in Section 15.

24.	WAIVER OF JURY TRIAL

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24.

25.	No Waivers, Etc.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any Party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the Parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) will not constitute a waiver of any right to do so at a later date.

26.	Use of Employee Plan Assets

(a)        If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by Seller in a Transaction, Seller shall so notify Buyer before the Transaction. Seller shall represent in writing to Buyer that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and Buyer may proceed in reliance thereon but shall not be required so to proceed.

(b)        Subject to the last sentence of Section 26(a), any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)    By entering into a Transaction pursuant to this Section 26, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as any such Transaction is outstanding.

27.	Intent

(a)        The Parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code. Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code in any dispute or proceeding.

(b)        It is understood that either Party’s right to accelerate or terminate this Agreement or to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder, or to exercise any other remedies pursuant to Section 12, is a contractual right to accelerate, terminate or liquidate this Agreement or such Transaction as described in Sections 555 and 559 of the Bankruptcy Code.

(c)        The Parties agree and acknowledge that if a Party hereto is an “insured depository institution,” as such term is defined in the FDIA each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)        It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the Parties is not a “financial institution” as that term is defined in FDICIA).

(e)        It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that either Party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Section 561 of the Bankruptcy Code.

28.	Disclosure Relating to Certain Federal Protections

The Parties acknowledge that they have been advised that:

(a)        in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other Party with respect to any Transaction hereunder;

(b)        in the case of Transactions in which one of the Parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other Party with respect to any Transaction hereunder; and

(c)        in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder other than funds on deposit in an Account are not a deposit and therefore are not insured by either the FDIC or the National Credit Union Share Insurance Fund.

29.	Confidentiality

(a)        Confidential Terms. The Parties hereby acknowledge and agree that all written or computer-readable information provided by one Party to any other regarding the terms set forth in any of the Transaction Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person (other than Affiliates and Subsidiaries thereof) without the prior written consent of such other Party except to the extent that (i) such Person is an Affiliate, Subsidiary, division, or parent holding company of a Party or a director, officer, employee or agent (including an accountant, legal counsel and other advisor) of a Party or such Affiliate, division or parent holding company, (ii) in such Party’s opinion it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in order to comply with any applicable federal or state laws or regulations, (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iv) in the event of a Default or an Event of Default Buyer reasonably determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder, or (v) to the extent Buyer deems necessary or appropriate, in connection with an assignment or participation under Section 21 or in connection with any hedging transaction related to Purchased Mortgage Loans. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment, and the Parties may disclose information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the financing industry; provided that Seller may not disclose (except as provided in clauses (i) through (iii) of this Section 29(a)) the name of or identifying information with respect to Buyer or any pricing terms (including the Pricing Rate, Facility Fee or other fee, Purchase Price percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer. Any Person required to maintain the confidentiality of Confidential Terms as provided in this Section 29(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Terms as such Person would accord to its own confidential information. The provisions set forth in this Section 29(a) shall survive the termination of this Agreement for a period of one (1) year following such termination.

(b)        Privacy of Customer Information.

(i)        Seller’s Customer Information in the possession of Buyer, other than information independently obtained by Buyer and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of Seller. Except in accordance with this Section 29(b), Buyer shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of Buyer’s employees, agents or contractors or any third party not affiliated with Buyer. Buyer may use or disclose Seller’s Customer Information only to the extent necessary (1) for examination and audit of Buyer’s activities, books and records by Buyer’s regulatory authorities, (2) to protect or exercise Buyer’s rights and privileges or (3) to carry out Buyer’s express obligations under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Takeout Investors), and for no other purpose; provided that Buyer may also use and disclose Seller’s Customer Information as expressly permitted by Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. Buyer shall take commercially reasonable steps to ensure that each Person to which Buyer intends to disclose Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise Buyer’s rights and privileges, or to carry out Buyer’s express obligations, under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Takeout Investors). Buyer agrees to maintain an information security program and to assess, manage and control risks relating to the security and confidentiality of Seller’s Customer Information pursuant to such program in the same manner as Buyer does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 168, 170, 208, 211, 225, 263, 308 and 364. Without limiting the scope of the foregoing sentence, Buyer shall use at least the same physical and other security measures to protect all of Seller’s Customer Information in its possession or control as it uses for its own customers’ confidential and proprietary information.

(ii)        Seller shall indemnify the Indemnified Parties against, and hold each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party relating to or arising out of Seller’s loss, improper disclosure or misuse of any Seller’s Customer Information.

30.	Setoff

Except to the extent specifically permitted herein, Seller hereby irrevocably and unconditionally waives all right to setoff that it may have under contract (including this

Agreement), applicable law, in equity or otherwise with respect to any funds or monies of Buyer (or any disclosed principal for which Buyer is acting as agent) at any time held by or in the possession of Seller.

Seller agrees that Buyer may set off any funds or monies of Seller at any time held by or in the possession of Buyer in connection with this Agreement or any other Transaction Document or otherwise, against any amounts Seller owes to Buyer, or against any amounts Seller owes to any other Indemnified Party, pursuant to the terms of this Agreement or any other Transaction Document.

31.	WAIVER OF SPECIAL DAMAGES.

SELLER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SELLER MAY HAVE TO CLAIM OR RECOVER FROM BUYER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

32.	USA PATRIOT ACT NOTIFICATION.

The following notification is provided to Seller pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Seller: When Seller opens an account, if Seller is an individual, Buyer will ask for Seller’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Buyer to identify Seller, and if Seller is not an individual, Buyer will ask for Seller’s name, taxpayer identification number, business address, and other information that will allow Buyer to identify Seller. Buyer may also ask, if Seller is an individual, to see Seller’s driver’s license or other identifying documents, and if Seller is not an individual to see Seller’s legal organizational documents or other identifying documents.

33.	No Fiduciary Duty, etc.

(a) Seller acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that Buyer will not have any obligations except those obligations expressly set forth in this Agreement and the other Transaction Documents and Buyer is acting solely in the capacity of an arm’s-length contractual counterparty to Seller with respect to the Transaction Documents and the Transactions and not as a financial advisor or a fiduciary to, or an agent of, Seller or any other Person. Seller agrees that it will not assert any claim against Buyer based on an alleged breach of fiduciary duty by such Person in connection with this Agreement and the Transactions.

Additionally, Seller acknowledges and agrees that Buyer is not advising Seller as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Seller will consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Transactions, and Buyer shall have no responsibility or liability to Seller with respect thereto.

(b) Seller further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that Buyer is a full service banking or securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Buyer may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Seller and other companies with which Seller may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Buyer or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, Seller acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that Buyer and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Seller may have conflicting interests regarding the Transactions and otherwise. Buyer will not use confidential information obtained from Seller by virtue of the Transactions or its other relationships with Seller in connection with the performance by Buyer of services for other companies, and Buyer will not furnish any such information to other companies. Seller also acknowledges that Buyer and Lenders have no obligation to use in connection with the transactions contemplated by the Transaction Documents, or to furnish to Seller, confidential information obtained from other companies.

34.	Amendment and Restatement of Prior MRA.

This Agreement amends and restates in its entirety the Prior MRA effective as of the date hereof, subject to the satisfaction of the conditions precedent set forth in Section 7(a), shall have the effect of a substitution of terms of the Prior MRA, but this Agreement will not have the effect of causing a novation or repayment of the obligations under the Prior MRA or a termination or extinguishment of the Liens granted under the Prior MRA, but instead such obligations shall remain outstanding and repayable pursuant to the terms of this Agreement and such Liens shall remain attached, enforceable and perfected securing such obligations and all additional payment and performance obligations of Seller arising under this Agreement and the other Transaction Documents. Upon this Agreement becoming effective, all agreements, documents and instruments executed in connection with the Prior MRA shall be terminated; provided that the UCC financing statements filed in respect of the Liens granted to Buyer under the Prior MRA and any rights of Buyer under any provision of any such agreement, document or instrument that by its terms is stated to survive termination shall continue in effect.

Seller authorizes Buyer to amend and continue the UCC financing statements filed in connection with the Prior MRA from time to time in any manner deemed desirable or reasonably necessary by Buyer, in its sole discretion, to maintain the perfection and priority of such Liens granted under the Prior MRA.

(The remainder of this page is intentionally blank; counterpart signature pages follow)

JPMORGAN CHASE BANK, N.A.

By:	/s/ Carolyn Johnson
Carolyn Johnson Authorized Officer

GUILD MORTGAGE COMPANY

By:/s/ Terry Schmidt
Name: Terry Schmidt
Title: COO, CFO, EVP

Signature Page to First Amended and Restarted Master Repurchase Agreement between JPMorgan Chase Bank, N.A., as Buyer, and Guild Mortgage Company, as Seller

List of Exhibits and Schedules

Exhibit A	Form of Confirmation [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit B	Mortgage Loan Representations and Warranties [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit C	Form of Compliance Certificate [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit D	Form of Shipping Instructions [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit E	Conditions Precedent Documents [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit F	Required Opinions of Counsel [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit G	Subsidiary Information [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit H	Form of Subservicer Letter [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit I	Loan Purchase Detail fields [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit J	Certain Permitted Debt [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit K	Form of Bailee Letter [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit L	Seller Names from Tax Returns [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit M	Form of Trust Release Letter [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule I	Approved Takeout Investors [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule II	Seller’s Authorized Signers [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule III	CLTV/FICO Score Criteria [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule IV	Approved Correspondents [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

(i)